Investor Information August - September 2021 Exhibit 99.1

2 Table of contents Topic Page # Profile and Strategy 3-8 Income Statement 9-21 Business Segment Highlights 22-26 Balance Sheet 27-30 Capital, Debt & Liquidity 31-36 Technology & Continuous Improvement 37-41 Credit 42-55 Near-Term Expectations 56 Environmental, Social & Governance 57-61 LIBOR Transition 62 EnerBank 63-66 Appendix 67-79

3 Line of business coverage Alabama – 190 Georgia – 111 Iowa – 5 Mississippi – 109 South Carolina – 21 Arkansas – 61 Illinois – 41 Kentucky – 11 Missouri – 52 Tennessee – 203 Florida – 278 Indiana – 45 Louisiana – 85 North Carolina – 7 Texas – 94 Ranked 18th in the U.S. in total deposits(1) Branch locations by state(2) Our banking franchise Birmingham, Alabama (1) Source: SNL Financial as of 6/30/2020; pro-forma for announced M&A transactions as of 7/30/2021. The green shaded states represent Regions' 15-state branch footprint. (2) Total branches as of 6/30/2021. First Sterling Ascentium Business Capital Capital Markets Commercial Banking Corporate Banking Equipment Finance Government/Institutional Institutional Services Private Wealth Real Estate Specialized Industries

4 Top market share plays a valuable role in the competitive landscape (1) Based on MSA and non-MSA counties using FDIC deposit data as of 6/30/2020; pro-forma for announced M&A transactions as of 7/30/2021. (2) Significant money center bank presence (JPM, BAC, C, WFC) defined as combined market share using 6/30/2020 FDIC deposit data of 20% or more. Markets with top 5 market share(1) MSAs Non-MSA counties • Ranked 18th in the U.S. in total deposits(1) • 86% of deposits in 7 states: Alabama, Tennessee, Florida, Louisiana, Mississippi, Georgia, Arkansas • Top 5 or better market share in ~70% of MSAs across 15-state footprint(1) • ~70% of deposits in markets without a significant money center bank presence(2) • Investing in priority markets • Atlanta, Georgia • Orlando, Florida • Houston, Texas

5 4.9% 3.1% 3.0% 1.9% 1.7% 1.2% 1.2% 1.0% 0.5% Peer #1 Peer #2 Peer #3 Peer #4 Peer #5 Peer #6 Peer #7 Peer #8 Presence in strong growth markets Top Faster Growing MSAs Deposits Market Rank(3) Nashville, Tennessee $9.7 3 Tampa, Florida $5.3 4 Miami, Florida $5.1 13 Atlanta, Georgia $4.8 7 Orlando, Florida $2.6 5 Knoxville, Tennessee $2.5 3 Huntsville, Alabama $2.4 1 Dallas - Fort Worth, Texas $1.9 18 Indianapolis, Indiana $1.7 12 Houston, Texas $1.7 18 National average: 2.9% '21-'26 Population Growth(3) Population growth vs. peers(2) (2021-2026) 60% of top(3) MSAs are projected to grow faster than the U.S. national average (1) Source: U.S. Postal Service (for moves from January 2020 - May 2021). (2) Source: SNL. Large Regional Peers: TFC, CFG, FITB, HBAN, KEY, MTB, PNC, USB. (3) Source: SNL. Top 30 markets as defined by deposit dollars - FDIC 6/30/2020. Pro-forma for announced M&A transactions as of 7/30/2021 Peer median: 1.4% 16 of top 25 markets with net migration inflows are within our footprint(1)

6 Regions receives top honors Regions Bank Awarded Bronze Military Friendly Award Seven Years Strong: Regions Bank Again Named Gallup Exceptional Workplace Award Winner in 2021 Regions Bank Ranked Highest in Customer Satisfaction in J.D. Power 2020 U.S. Online Banking Satisfaction Study Among Regional Banks Regions Bank named Best Places to work for LGBTQ Equality by Human Rights Campaign Foundation In 2021, Regions was also one of only five recipients to earn Gallup's Don Clifton Strengths- Based Culture Award, which recognizes organizations with workplace cultures that put the strengths of all associates at the core of how they collaborate, make decisions and work every day.

7 Second quarter 2021 overview (1) Non-GAAP, see appendix for reconciliation. Adjusted Pre-Tax Pre- Provision Income(1) Diluted Earnings Per Share Adjusted Total Revenue(1) Adjusted Non- Interest Expense(1) Net Income Available to Common Shareholders $668M $0.77 $1,563M $895M $748M • Adjusted pre-tax pre-provision income(1) increased 3% YoY • Adjusted efficiency ratio(1) improved 80bps YoY to 56.9% • Net charge-offs ratio improved 57bps YoY to 0.23%, matching lowest level in over a decade

Poised for growth

Committed to continuous expansion of platforms and capabilities

GENERATING Consistent Sustainable Long-term Performance

Innovating through digital investments and enhancing our customer experiences to generate shareholder return

Digital investments generate return

Online and mobile banking enhancements

Creation of omnichannel network

Digitized sales within consumer bank- YTD digital sales up 53%

Expanding E-signature capabilities

Leveraging AI in contact centers; virtual banker will handle over 1M customer calls this year

Contact centers ~100% remote; reducing corporate retail space

Business segments prove resilient

Increased Mortgage Loan Originator (MLO) headcount by ~150(1)

Added ~80 client facing associates in growth markets across Wealth Mgt. and Corporate Bank(1)

Consolidated ~215 branches while opening ~75 De Novos(1)

Expanding capabilities with bolt-on acquisitions:

EnerBank USA (close set 10/1/21)

Ascentium Capital

Highland Associates

BlackArch Partners

First Sterling Financial

Strong & recovering markets

Top 4 deposit states have unemployment rates significantly below national average(2)

~60% of our top MSAs projected to grow faster than national average(3)

16 of top 25 markets with net migration inflows are within footprint(4)

~80% of top 10 MSAs with highest hotel occupancy and ~65% of top 25 MSAs with fastest YoY growth in apartment rents are within footprint(5)

(1) Since 2017. (2) Source: Bureau of Labor Statistics based on June unemployment data. (3) Source: S&P Global Market Intelligence (4) Source: U.S. Postal Service. (5) Source: CoStar as of June 2021 for hotel occupancy and 2Q21 vs. 2Q20 growth for apartment rents.

REGIONS 8

Net interest income and net interest margin - liquidity impacts

GENERATING Consistent Sustainable Long-term Performance

NII[1] and NIM

($ in millions)



$985
$978
$975
3.36%
3.40%
3.31%
3.19%
3.02%
2.81%
2Q20
1Q21
2Q21
NII(1)
NIM
NIM excl. PPP/Cash(2)

- In 2Q, deposit and cash balances remained elevated given stimulus / liquidity in the system.
- PPP and cash account for -50 bps NIM and +$46M NII within the quarter (-12bps / +$4M QoQ)
  - PPP loans account for +5 bps NIM and +$43M NII within the quarter (+1bps / +$3M QoQ)
  - Excess cash accounts for -55 bps NIM and +$3M NII (-13bps / +$1M QoQ)
- Total of ~$15B active balance sheet management since pandemic began, balancing risk and return including $2B cash which was deployed into securities in 2Q21.
  - -10bps cumulative impact to adjusted NIM[2] from $5B post-pandemic securities additions.

(1) Net interest income (NII) on a fully taxable-equivalent basis. (2) Non-GAAP; see appendix for reconciliation.

REGIONS 9

Net interest income and net interest margin - core drivers

GENERATING Consistent Sustainable Long-term Performance

Core[1] NII Attribution


$936
Offset ongoing impacts of reinvestment through balance sheet management strategies
$929
1Q21 excl. PPP/cash
Loan bals/mix
Market rates(2)
Cash mgmt.
Deposit pricing
Loan hedges
Other/ Days
2Q21 excl. PPP/cash

	Loan bals/mix	Market rates[2]	Cash mgmt.	Deposit pricing	Loan hedges	Other/ Days
NII	-$10M	-$12M	+$6M	+$4M	+$2M	+$3M
NIM	-3bps	-4bps	-2bps	+1bps	+1bps	-2bps

Drivers of Core NII and adjusted NIM[1]

- Rate environment impacts offset through active balance sheet management
  - Hedging benefit of $104M NII in 2Q[3]
  - Lower deposit pricing; 2Q deposit cost = 5bps / interest-bearing deposit cost = 9bps
  - Pandemic cash management includes ~$5B securities adds ($2B at 1.2% in 2Q) and ~$10B long-term debt calls/maturities
- Loan balance/mix impacts from:
  - Strategic reduction of indirect loans
  - Elevated paydowns on credit cards
  - Muted C&I and mortgage growth early in 2Q

2H 2021 Expectations

- Core[1] NII expected to grow in 2H21, after bottoming in 2Q21
  - Organic loan balances expected to grow, propelled by ~$740M[4] adjusted ending growth in 2Q
  - Hedging, balance sheet management strategies, and deposit yields will continue to protect NII from a low rate environment; long-term rate pressure expected to become more neutral around year-end
  - Uncertain timing of PPP forgiveness to benefit NII/NIM - ***we expect a meaningful decline in 3Q PPP NII with increasing levels of activity in 4Q***
- Excluding PPP/cash, adjusted NIM[1] expected to be mostly stable around 3.30%

(1) Core NII and adj. NIM excludes PPP and excess cash over $750M. Core NII and adjusted NIM are non-GAAP; see appendix for reconciliations. (2) Market rate impacts include the impacts of contractual loan, cash, and borrowings repricing; the impact of more securities premium amortization ($54mm, or $3mm worse QoQ); and fixed asset turnover at lower market rates. (3) Hedges mostly remain active; $466M NII accrual since beginning of 2020; $1.2B unrealized pre-tax gain, to be amortized into NII over the remaining life of hedges ~4 years. (4) Non-GAAP, see appendix for reconciliation.

REGIONS 10

Balance sheet profile

(as of June 30, 2021)

- Naturally ***asset sensitive*** balance sheet, supported by a large, stable deposit base and low reliance on wholesale borrowings
- NII sensitivity to short-term rates has been largely protected though balance sheet hedging and the ability to reprice deposits in a falling/low rate environment
  - Hedges increase fixed-rate loan mix from 51% to 76% (including PPP)
- Retain the ability to benefit from higher short-term rates
  - Expect legacy deposit account betas to be low, similar to those seen historically
  - Regions' rising rate deposit betas have outperformed the industry (e.g. RF 29%, Peer Median 35% 3Q15-2Q19)
  - Pandemic-related deposit growth represents an opportunity under rising rates if some amount is stable, behaving similarly to legacy accounts



GENERATING
Consistent Sustainable
Long-term Performance

Portfolio compositions



Assets(1)
Other 12%
Cash 15%
$156B
Loans 54%
Securities 19%
Loans(2)(3)
Fixed 72%
$84B
PPP 4%
Floating 24%
Deposits
Time 4%
NIB 43%
$131B
IB 53%
Liabilities
Borrowin... 2%
Other 2%
$137B
Deposits 96%
Wholesale Borrowings(2)
Fixed 39%
$3B
Floating 61%

Fixed Loans / Total Loans (2Q21)(4)(6)



100%
0%
Peer Median (incl. hedges): 57%
Peer 1
RF
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12
Peer 13
% Fixed Loans
% Hedges

Avg. NIB Deposits / Total Deposits (2Q21)(5)(6)



50%
25%
0%
Peer Median: 35%
Peer 7
Peer 13
Peer 3
Peer 4
RF
Peer 5
Peer 11
Peer 12
Peer 2
Peer 8
Peer 6
Peer 9
Peer 1
Peer 10

(1) Securities includes AFS, the unrealized AFS gain, and HTM securities; cash represents interest-bearing deposits held with the Federal Reserve. (2) Including spot starting balance sheet hedges as of 6/30/21 - receive fixed loan swaps, receive fixed debt swaps, and interest rate floors. (3) ARM mortgage loans are included as floating rate loans. (4) Source: loan data from call report; hedge data from SEC reporting. (5) Source: SNL Financial, SEC Reporting. (6) Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION.

REGIONS
11

Balance sheet management

Cash management update

GENERATING Consistent Sustainable Long-term Performance

- Recent liquidity inflows represent an ***NII opportunity***, with cash deployment dependent on:
  - stability of deposit inflows
  - return levels on potential asset purchases
  - demand for loan growth
- Regions will take a ***conservative approach*** to cash deployment over time given ***uncertainty*** in these factors
- Pandemic-related deposit growth is expected to be more rate sensitive; yet, analysis points to the potential for ***some amount to be more stable***
  - As the segments of greater certainty evolve, we will adjust investments dynamically
- ***Added $2B of securities in 2Q21*** to support near-term earnings stability (total of $5B since 3Q20)
  - Mix of MBS, corporate bonds, and Treasury notes
  - Purchases limit spread risk/duration and prepayment sensitivity
  - $1.25B 2026 maturity swaps unwound to offset added asset duration

~$36B Avg Deposit Growth (Dec 2019 to June 2021)

- Deposit growth broadly distributed across products, businesses, and industries
- 62% of growth in NIB checking balances
- Mix of growth by business: Consumer 53%, Corporate 43%, Wealth 4%
- Of Consumer & Wealth growth:
  - 23% in historically-stable savings products[1]
  - 20% in new consumer household relationships

Ending Securities / Total Earning Assets (2Q21)[2]



Peer Median: 22%
20%
0%
Peer 1
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
RF
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12
Peer 13

(1) Includes Regular and Life Green Savings products that have shown predicable patterns through pre-pandemic cycles; understanding subject to change as the environment evolves. (2) Source: SNL Financial, SEC Reporting.

REGIONS 12

Earnings stability and hedging

GENERATING Consistent Sustainable Long-term Performance

NIM Performance vs Peers


3.5
3
2.5
3.32%
3.37%
3.49%
3.52%
3.45%
3.39%
3.36%
3.40%
3.31%
3.19%
3.13%
2.81%
3.22%
3.27%
3.35%
3.39%
3.36%
3.26%
2.90%
2.75%
2.66%
RF
RF Normalized (1)
Peer Median (2)
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
4Q 20
1Q 21
2Q 21

Cash-flow Hedge Contribution to NII - 2Q21[3][4]


10.8%
8.3%
7.1%
6.0%
5.2%
4.7%
4.6%
3.3%
2.9%
2.7%
0.9%
0.4%
–%
3.1
2.8
0.8
2.8
1.9
2.0
2.5
1.7
2.7
WAL remaining on CF Hedges(5)
RF
Peer 1
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12

- Goal of the hedging program is to support consistent, sustainable long-term performance; ***hedging income and generated capital supports strategic investments in the business***
- Program has worked as intended:
  - Added $466M to NII since the beginning of 2020
  - Added $104M to NII in 2Q21 (~11% of NII; 0.30% NIM)
  - Pre-tax unrealized gain on hedges = ~$1.2B at 6/30
- Expect ~$105M quarterly contribution to NII until short-term rates (LIBOR) increase or hedges begin to mature in 2023

Cash-flow Hedge Program Details 06/30/21[3]

Cash-Flow Hedge	Notional	Fixed Rate/ Strike[6]	Inclusive of deferred G/L[7]
Swaps	$17.0B	1.26%	
Floors	$3.50B	2.17%	
Total	$20.5B	1.41%	2.19%

(1) Normalized NIM excludes pandemic liquidity - PPP and excess cash (over $750M). (2) Source: SEC reporting; peers include BBT, CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, STI, USB, ZION, TFC. (3) Includes all active swaps/floors entered into prior to 6/30/2021. (4) Source: SEC reporting; peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION. (5) Peers 6, 8, 11, & 12 did not disclose weighted average lives of cash flow hedge. (6) Weighted average strike price for program floors excludes premiums paid. Swap and floor floating legs a blend of 1m/3m LIBOR, primarily 1m LIBOR. (7) Avg. receive fixed rate including amortization of deferred gains (losses) from terminated cash flow hedges.

REGIONS 13

Hedging strategy update

GENERATING Consistent Sustainable Long-term Performance

Hedge Notional Maturity Profile



Hedge Notional
1mo. LIBOR
1Q notional reductions
2Q notional reductions
2Q unwinds offset by securities adds

	2021	2022	2023	2024	2025	2026
Hedge Notional(1,2,3)	$20.5B	$20.5B	$14.2B	$11.3B	$5.7B	$1.3B
1mo. LIBOR(4)	0.11%	0.22%	0.66%	1.14%	1.37%	1.55%

- Recent terminations and resulting maturity profile well positioned for rising short-term rates in 2023 and beyond
  - ***Notional reductions***[2] - intended to ensure balanced rate risk position as higher rates become possible
  - ***Securities offset***[3] - $1.25B of swaps unwound to offset a portion of the asset duration added through $2B 2Q securities additions
- Gains on terminated hedges deferred and amortized over the life of the initial contract, locking in the benefit to NII in future periods
- LIBOR cessation is not expected to materially influence hedge effectiveness or future income recognition

Long-term NII Sensitivity Profile to Rates



Cumulative NII growth (2021-2024)
Current Hedges
No Hedges(5)
Forwards +50bps
Forward Rates (3)
Flat rates
+2.5% to 3%
+1% to 1.5%
0% to -0.5%
+3% to 3.5%
+1% to 1.5%
-1.7% to -2.3%

- scenarios assume **no loan growth** in any scenario and no benefit from surge deposits under rising rates

- includes cumulative benefits from asset reinvestment at higher rates

- Resulting NII profile able to:
  - ***benefit*** from steepening yield curve, eventual rising short-term rates, and other potential tailwinds (e.g. loan growth/credit)
  - ***limit downside*** and ensure NII stability in an environment where the Fed maintains its zero rate policy and loan growth does not manifest

(1) Includes all active swaps/floors entered into prior to 6/30/2021. (2) Includes total hedge repositioning during 1Q21 and 2Q21 of $6.3B, reducing average annual notional by -$5.3B in 2023 and -$4.0B in 2024. (3) Includes $1.25B of swap unwinds to offset Securities additions in 2Q21 (4) 6/30/2021 market implied forwards, annual average. (5) "No hedges" scenario includes the unwind of all cash-flow hedges today; current gain is deferred and amortized over the life of the contracts, locking in the NII benefit and adding interest rate exposure

REGIONS 14

15 3M U ST 6M U ST 1Y U ST 2Y U ST 3Y U ST 5Y U ST 7Y U ST 10 Y UST 15 Y Pr im ar y 30 Y Pr im ar y 15 Y Se co nd ar y 30 Y Se co nd ar y 0.00% 0.50% 1.00% 1.50% 2.00% 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% (1) Includes both scheduled and unscheduled maturities for fixed assets as of 5/31/21 excl. PPP (2) Expected 2022 fixed loan and securities production excl. PPP and EnerBank (3) Stable yield production mainly from Ascentium and SOFI based on relative yield stability through the cycle (4) Fixed rate loans priced to a spread over the yield curve tenor tied to the instruments maturity Spot Yield Curve NII exposure to the yield curve • Historically, Bank valuations are closely correlated with the steepness of the yield curve ◦ The typical indicator for steepness often used is the 10yr-2yr Treasury spread ◦ Regions’ exposure is more closely tied to the middle of the yield curve and Mortgage rates ◦ The yield curve flattened over 2Q21, but the 5yr UST and Mortgage Rates were more stable than the 10yr point on the curve <2 Years 3-4 Years 5-6 Years 7-8 Years 8-10 Years >10 Years $0 $5,000 $10,000 $15,000 $20,000 $25,000 $30,000 $35,000 11% 33% 26% 30% Fixed Asset Maturities(1) ~$16B Annual Fixed Asset Production(2) Fixed Loans - Stable Yield(3) (Little yield movement) Fixed Loans - Responsive Yield (Priced off middle tenors(4)) Resi. Mtg. Loans (Primary Mtg.) Securities (Secondary Mtg.) Fixed Loans Loan Hedges Resi. Mtg. Loans Securities 3/31/21 Rates 7/31/21 Rates 5Y UST: -23bps 74% of fixed rate assets mature in 6yrs or less excl. hedges 10Y UST: -50bps 30Y Mtg: -37bps M ortgage Rates U S Tr ea su ry R at es ($ in millions)

16 Agency/UST 2.8% Agency MBS 67.0% Agency CMBS 23.2% Non-Agency CMBS 1.8% Corporate Bonds 5.2% Interest rate exposure of future business and long-term rates (1) Source: SEC reporting, Call Report data for loan repricing within 1 year; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION, TFC. (2) Includes AFS, the unrealized AFS gain, and HTM securities as of 6/30/2021. • The majority of Regions’ residual NII exposure to interest rates comes from future business activities and cash-flow reinvestment; full-year 2021 estimate: ◦ ~$11B fixed-rate loan production (excl. PPP) ◦ ~$5B fixed-rate securities reinvestment • Normal fixed rate asset production expected to be added at yields -0.50% below going-off yields in 2Q21, with a more stable profile around year-end • Balance sheet mix is a reasonable proxy for long-end rate sensitivity • Exposure to fixed-rate assets in line with peers (~50% fixed excluding hedges) Securities portfolio composition(2) • Within the securities portfolio, reinvestment and premium amortization contribute to Regions’ NII exposure to interest rates • Portfolio constructed to protect against lower market rates ◦ ~32% of securities portfolio in bullet-like collateral (CMBS, corporate bonds, and USTs) ◦ Purchase MBS with loan characteristics that offer prepayment protection: lower loan balances, seasoning, and state-specific geographic concentrations • Grew the securities portfolio by $2B during 2Q21 as a use of cash • MBS-related book premium $610M as of 6/30/2021; higher market interest rates and prepayment protection should reduce amortization volatility $30.3B Pe er 1 Pe er 2 Pe er 3 Pe er 4 Pe er 5 Pe er 6 RF Pe er 7 Pe er 8 Pe er 9 Pe er 1 0 Pe er 1 1 Pe er 1 2 Pe er 1 3 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Fixed / float loan mix(1) % Fixed % Variable Peer median = 48%

Non-interest income

GENERATING Consistent Sustainable Long-term Performance

($ in millions)	2Q21	Change vs 1Q21	Change vs 2Q20
Service charges on deposit accounts	$163	3.8%	24.4%
Card and ATM fees	128	11.3%	26.7%
Capital markets income (excluding CVA/DVA)	65	(27.0)%	6.6%
Capital Markets - CVA/DVA	(4)	(136.4)%	(111.8)%
Wealth management income	96	5.5%	21.5%
Mortgage income	53	(41.1)%	(35.4)%
Bank-owned life insurance	33	94.1%	83.3%
Market value adjustments (on employee benefit assets - other)	8	14.3%	(50.0)%
Other	77	26.2%	51.0%
Total non-interest income	$619	(3.4)%	8.0%
Adjusted non-interest income(1)	$600	(5.8)%	4.9%

(1) Non-GAAP; see appendix for reconciliation.
NM - Not Meaningful

QoQ highlights & outlook

- Service charges impacted by 3 additional business days. Changes in customer behavior and customer benefits from enhancements to overdraft practices and transaction posting are likely to keep service charges 10-15% below 2019 levels.
- Expect capital markets to remain a strong contributor, generating quarterly revenue in the $55-$65M range on average, excluding the impact of CVA/DVA.
- Wealth Mgt income impacted by strong production and favorable market conditions.
- Mortgage income impacted by gain on sale compression and hedge performance, particularly around timing and market volatility. Believe pricing has stabilized and expect 2H21 production-related revenues to remain relatively consistent with 2Q levels.
- BOLI impacted by a single outsized claim.
- Expect 2021 adjusted total revenue to be stable to up modestly from 2020 (dependent on timing & amount of PPP forgiveness).

REGIONS 17

18 Consumer 54% Wealth Management 17% Corporate 29% 2Q21 fee revenue by segment(1) Diversified non-interest income ($ in millions) • Consumer fee income categories include service charges on deposit accounts, card and ATM fees, and mortgage income generated through origination and servicing of residential mortgages Consumer Wealth Management • Wealth Management offers individuals, businesses, governmental institutions and non-profit entities a wide range of solutions to help protect, grow and transfer wealth • Fee offerings include trust and investment management, asset management, retirement and savings solutions and estate planning Corporate • Corporate fee income categories include treasury management and capital markets activities • Capital markets activities include capital raising, advisory and M&A services and mitigating risk with rate, commodity and foreign exchange products • Treasury management activities focus on delivering traditional cash management services, commercial card, and global trade products to clients $619M (1) Pie %'s exclude the non-interest income from the Other Segment totaling $41 million.

19 Closed mortgages expected to have reached $1.1T in 2Q 2021 across the US(1) Purchase and refinance volume expected to remain strong in 2021 driven by continued low rates, but declining from 2020 industry high production(1) Investments in people, process and technology beginning in 2018 Enhancing MLO execution to drive customer experience and improve cycle time Continued focus on MSR Acquisition opportunities 753 Avg. FICO 58% current LTV Exceeds market in percentage of purchase production volume at 64% in 2Q vs 44% for the industry(1) Leverage operating advantage to grow mortgage share and relationships Investing For Growth Prime Portfolio Delivery Efficiency Mortgage Servicing Market Strength 62% lower origination and fulfillment cost than industry average(2) Omnichannel capabilities and partnership with retail bank create competitive advantage Servicing expense in line with peer average(2) $54B servicing portfolio(3) with capacity to grow to $85B (1) Mortgage Bankers Association – Jul 2021 Forecasted. (2) MBA Stratmor (Spring 2021). (3) Includes owned portfolio and serviced for others.

20(1) Non-GAAP; see appendix for reconciliation. (2) 2020 adjusted non-interest expenses include ~$60M of expense associated with the Ascentium acquisition that closed 4/1/2020. • Adjusted non-interest expenses impacted primarily by lower capital markets' incentive compensation, payroll taxes and legal and professional fees, partially offset by an increase in merit and marketing expenses. • Exceptionally strong credit performance is also contributing to elevated incentive compensation. • We expect 2021 adjusted non-interest expenses to be stable to up modestly from 2020, and quarterly adjusted non-interest expenses in the $880-890M range. • We remain committed to generating adjusted positive operating leverage over time. $3,387 $3,419 $3,434 $3,443 $3,541 2016 2017 2018 2019 2020 Non-interest expense QoQ highlights & outlookAdjusted non-interest expense(1) ($ in millions) $898 $918 $895 57.7% 56.8% 56.9% Adjusted non-interest expense Adjusted efficiency ratio 2Q20 1Q21 2Q21 ~1% CAGR (1) (1) (2)

21 2.50% 2.34% 2.31% 2.10% 2.05% 2.05% 2.05% 2.04% 2.00% 1.93% 1.82% 1.74% 1.71% 1.69% RF Peer 1 Peer 2 Peer 3 Peer 4 Peer 5 Peer 6 Peer 7 Peer 8 Peer 9 Peer 10 Peer 11 Peer 12 Peer 13 Industry leading PPI(1) profile (1) Non-GAAP; see Appendix for reconciliation. (2) Source: SNL Financial. Risk-weighted Assets (RWA) used in the analysis represents the simple average of 1Q21 and 2Q21 disclosed amounts. Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION. Adjusted PPI(1) to RWA(2) • Regions' 2Q pre-tax pre-provision income (PPI)(1) increased 10% YoY; adjusted PPI(1) increased 3% YoY • NII is supported by a significant hedging program; hedges contributed $104M in 2Q and are expected to contribute ~$105M quarterly until short-term rates (LIBOR) increase or hedges begin to mature in 2023; size and duration of hedging program is a relative differentiator • 2Q adjusted non-interest income(1) increased 5% YoY driven by improved service charges, card & ATM fees, and wealth management income • Proven track record of prudent expense management; with approximately ~70% of identified continuous improvement initiatives completed, additional opportunity remains

22 53%41% 6% 63% 35% 2% 33% 60% 7% $684M $85B $131B 2Q21 Pre-tax pre- provision income(1) 2Q21 Average deposits 2Q21 Average loans (1) Pie %'s exclude the pre-tax pre-provision income from the Other Segment totaling $31 million. Business segments Consumer Corporate Wealth Management

Consumer Banking Group

GENERATING Consistent Sustainable Long-term Performance

Strategic investments and prudent cost management driving growth, customer satisfaction, and effectiveness

CREATING EFFICIENCIES AND GROWTH THROUGH AN OPTIMIZED BRANCH NETWORK

- **Maximizing customer value** and meeting consumer demand through an optimized distribution network
- **Industry outperformance** in checking growth and primacy vs. peers
- **Re-shaped network** by consolidating 27% of branches since 2014 (>450 branches)[1]
- **Continue to optimize core market networks** with De Novo branches, relocations and consolidations
- **De Novo branches** contributed ~25% of checking growth in 2020

LEVERAGING DIGITAL ADVANTAGE FOR 24/7 SELF SERVICING, DIRECT & EXPEDITED ORIGINATIONS AND SEAMLESS CUSTOMER EXPERIENCE

- **Extending digital capabilities** to improve banker account origination & advice
- **Leveraging technology** to improve credit turn times and origination speeds
- **Synergistic lending and servicing capabilities** with EnerBank acquisition
- **Continued digital migration** with active mobile users up 13% YoY and over 2.2M active mobile users

STRATEGIC INVESTMENT ACROSS THE BUSINESS

EnerBankUSA

+150 MLOs (2017-2021)

Omnichannel Experience



ROSIE:
Regions
Optimal
Solutions
Intelligence
Engine

FUELING CONTINUED GROWTH AND RESULTS

- **Eight consecutive years** of core consumer checking household growth (+7% from 2014 - YTD2021) with accelerated YTD trends
- **Consumer deposit growth** of +46% (2014 - YTD 2021)[2]
- **Continued top-decile** customer satisfaction and loyalty scores
- **Investment in MLOs** helped drive record mortgage production and market share growth in 2020[3] with continued momentum in 2021

REGIONS 23

(1) Branch Count as of 1-1-2014. (2) Consumer Bank - LOB Average Deposits. (3) Informa - 2020 through Dec.

24 Corporate Banking Group Our associates delivered results $285 $357 Jun20 YTD Jun21 YTD • Capital Markets income driven by M&A, Real Estate Placement, Debt & Equity Underwriting and Loan Syndications as customers acted on the interest rate environment and the favorable debt and equity markets • Commercial Credit fees driven by Unused Commitment fees due to the decline in line utilization and fees on Letters of Credit due to higher volumes and new client acquisition • Card & ATM fees driven by pick up in transaction activity in 2Q21 2021: Delivering proactive solutions to our clients $3.6 $2.9 12/31/20 06/30/21 • Originated 32k loans totaling $1.6B for PPP2 • YTD forgiveness activity in 2021: ◦ PPP1 $2.2B ◦ PPP2 $120M Non-Interest Income PPP Loan Balances ($ in millions) ($ in billions) Card & ATM fees Capital Markets - CVA / DVA Service Charges on Deposit Accounts OtherCapital Markets Income Commercial Credit Fees PPP1 PPP2

Wealth Management

GENERATING Consistent Sustainable Long-term Performance

Focus on execution while capitalizing on our investments in industry-leading technology to optimize the client and associate experience.

Customer Experience and Communication

- Maintained strong momentum in growth markets and protected business through continued engagement and communication with clients
- Published two cryptocurrency whitepapers to help clients stay informed
- Plan to continue weekly market update calls every Friday
- Implemented virtual panel discussion centered around potential changes to income and estate tax legislation to more than 480 clients
- Launched season 3 of the Regions Wealth Podcast, sharing our "best thinking", reaching almost 10,000 subscribers
- Consistently outperform standard investment benchmarks

Strategic Technology Investments

- Retired legacy bond accounting application and converted to TranStar
- Implemented Bridge, the Salesforce FSC CRM solution for RegIS
- Developed SSO to AdviceWorks, a springboard solution to InvestPath (Digital Advisor)
- Launched EnCapture, a remote desktop scanning/imaging solution
- Planned launch of robo-advice solution targeted for late 2021 or early 2022
- Numerous process improvement and system access solutions for Wealth Assistants to process client transactions without branch participation
- RWP enhancements to improve retention and deliver future recurring non-interest income

Data Analytics & Governance

- Established Data Governance function within Wealth Management
- Reduced client attrition in Private Wealth due to Wealth Client IQ
- Enhanced Guided Discovery to effectively discover investment and retirement objectives that should be referred to a Financial Advisor for needs-based conversation
- Continued support of enhancements of existing BI dashboards to aid in client management
- Team restructuring and new associate additions to enhance Wealth Data and Analytics capabilities

Financials and KPIs

- WM Non-Interest Income grew 24% YoY
- Deposit growth of 14% YoY
- Total Client Assets grew 20% YoY
- Asset Management modeled portfolios (6 of 7) exceeded their 1-, 3-, and 5-year benchmarks

Note: Amounts presented represent second quarter 2021 performance.

REGIONS 25

Continuing our momentum

GENERATING
Consistent Sustainable
Long-term Performance

Corporate Banking Group:

- Focused on executing core business disciplines centered on delivering Regions 360® through providing proactive, tailored solutions to meet clients' needs
- Areas of focus
  - Ensuring full channel access to Ascentium and introducing Regions' capabilities
  - Expanding capital markets capabilities focused on the middle market
  - Increasing growth market coverage by adding bankers
  - Executing data driven investments with RCLIQ and Treasury Management
- Pipelines exceeding pre-pandemic levels

Consumer Bank:

- Strong acceleration in checking growth based on our proactive outreach, exceptional service and client experience as well as strong improvement in our retention rates
- EnerBank acquisition will add capabilities that are synergistic with current mortgage lending, mortgage servicing and home equity offerings once closed (10/1/2021)
- Investments in omni-channel capabilities driving improvement in customer acquisition, experience, and satisfaction
- Prior expansion in key growth markets contributing outsized household growth rates while continued reshaping of network creates efficiencies through consolidation opportunities

Wealth Management:

- Maintained strong momentum in growth markets and making investments to protect the core by delivering new products to enhance our digital product offering, improve client experience by enhancing current platforms and improvements to client onboarding
- Significantly increased our client contact levels, leveraged technology to enhance experience, increased client communications and mediums on relevant topics, market updates, CARES Act, and client assistance with utilizing digital communication tools



Local bankers in great markets complimented with incredible technology and industry specialization delivering guidance and advice

REGIONS 26

Loans picking up momentum

GENERATING Consistent Sustainable Long-term Performance

Adjusted loans and leases[1]

(Average, $ in billions)



$85.8
26.9
58.9
2Q20
$79.3
27.2
52.1
1Q21
$79.2
26.9
52.3
2Q21

(Ending, $ in billions)



$83.3
27.2
56.1
2Q20
$78.9
26.9
52.0
1Q21
$79.6
27.1
52.5
2Q21
Adj. consumer loans(1)
Adj. business loans(1)

(1) Non-GAAP, see appendix for reconciliation.

QoQ highlights & outlook

- Adjusted ending loans increased 1% QoQ, providing momentum for loan growth in 2H21.
- Commercial pipelines have surpassed pre-pandemic levels, production remains strong, and utilization rates appear to have reached an inflection point during the quarter ending June at 39.6%.
- Average PPP loans increased modestly QoQ, while ending PPP loans decreased 32% to $2.9B; includes $1.7B forgiveness in 2Q and $651M in 1Q.
- Through 2Q, ~53% of total PPP loans have been forgiven; expect ~80% to be forgiven by year end.
- Consumer loans reflected another strong quarter of mortgage production accompanied by modest growth in ending credit card.
  - Continue to be impacted by run-off portfolios; expect run-off portfolios to have an average impact of ~$1.2B in FY21 and ~$700M in FY22.
- Expect 2021 adjusted average loans to be down low single digits compared to 2020; adjusted ending loans are expected to grow low single digits.

REGIONS 27

Deposit growth continues

GENERATING Consistent Sustainable Long-term Performance

Average deposits by segment

($ in billions)



$110.9
0.4
8.4
36.4
65.7
$122.9
0.4
9.3
40.3
72.9
$131.1
0.4
9.5
43.0
78.2
2Q20
1Q21
2Q21
Consumer Bank
Corporate Bank
Wealth Mgt
Other(1)

QoQ highlights & outlook

- Average deposits grew across all three business segments QoQ, primarily due to higher account balances, but also from strong new account growth.
  - YTD retail checking account growth 3.2%
- The increase of deposits and liquidity parallels the activity of the Fed in response to the pandemic; a substantial amount will likely remain elevated until the Fed reduces their accommodative monetary policy.
- Based on analysis of deposit segments, we estimate ~20%-30% of the inflows can be used to support loans and securities. Growth is in categories (such as stable consumer products) which have historically been less rate sensitive and will persist even if rates start to rise modestly.

(1) Other deposits represent non-customer balances primarily consisting of wholesale funding (for example, Eurodollar deposits, selected deposits and brokered time deposits).

REGIONS 28

29 $43.1 $5.4 $0.3 $5.5 $1.8 Commercial and Industrial CRE Mortgage - OO CRE Construction - OO IRE - Mortgage IRE - Construction 2Q21 Average loan composition $16.8 $0.7 $2.2 $6.8 $1.1 $0.9 Mortgage Indirect-Vehicles Indirect-Other Home Equity Credit Card Other Average consumer loans $28.5B Average business loans $56.1B ($ in billions)($ in billions)

30 ($ in millions) 2Q20 3Q20 4Q20 1Q21 2Q21 Round 1-average $ 3,213 $ 4,558 $ 4,143 $ 3,171 $ 2,401 Round 2-average — — — 627 1,500 Total-average $ 3,213 $ 4,558 $ 4,143 $ 3,798 $ 3,901 NII(1) $ 18 $ 31 $ 54 $ 40 $ 43 Round 1-ending $ 4,498 $ 4,594 $ 3,624 $ 2,974 $ 1,438 Round 2-ending — — — 1,343 1,510 Total-ending $ 4,498 $ 4,594 $ 3,624 $ 4,317 $ 2,948 Balance forgiven $ — $ — $ 970 $ 651 $ 1,655 PPP loan details • Through 2Q21, approximately 62% of total estimated program fees have been recognized (~$91 in remaining unamortized fees) • Expect ~80% of total $6.2B PPP loans to be forgiven by year-end 2021. (1) NII recognized during the period includes contractual loan yields and amortization of loan fees (including accelerated forgiveness).

Capital and liquidity

GENERATING Consistent Sustainable Long-term Performance



Tier 1 capital ratio(1)
10.4%
11.9%
11.9%
2Q20
1Q21
2Q21



Common equity Tier 1 ratio(1)
8.9%
10.3%
10.4%
2Q20
1Q21
2Q21



Loan-to-deposit ratio(2)
78%
65%
64%
2Q20
1Q21
2Q21

QoQ Highlights & Outlook

- During 2Q, Regions declared $147M in common dividends.
- Stress Capital Buffer requirement for 4Q21 through 3Q22 will be floored at 2.5%.
- Common Equity Tier 1 (CET1) ratio increased ~10 bps in 2Q to an estimated 10.4%; expect to manage CET1 between 9.25% - 9.75%.
- Repurchased 8M shares of common stock for $179M in 2Q, temporarily pausing share repurchases until EnerBank transaction closes on 10/1/21. Anticipate being back in the market in 4Q21 and expect to manage CET1 to the mid-point of operating range by year-end.
- The Board of Directors declared a 10% increase to our quarterly common stock dividend to $0.17 per share.
- Liquidity normalization is expected through time; however, the timing remains uncertain. Strong liquidity levels allow for management of potential large flows should they occur.

(1) Current quarter ratios are estimated. (2) Based on ending balances.

REGIONS 31

32 10.3% 0.6% 0.2% (0.1)% (0.1)% (0.1)% (0.2)% (0.2)% 10.4% CET1 waterfall (1) Non-GAAP; see appendix for reconciliation. (2) Provision benefit includes the impact of CECL deferral. (3) Preferred Expense includes preferred dividends and one-time impact of retiring Series A Preferred Stock. (4) Current quarter ratios are estimated and reflect rounding. 1Q21 CET1% Pre-tax pre- provision income(1) Common Dividend 2Q21 CET1%(4) Provision benefit(2) Tax & Other Preferred expense(3) Share Repurchases Increase in RWAs

33 Regions Preferred Par Value 2Q21 3Q21E 4Q21E Series A $500.0 $21.8 $— $— Series B $500.0 $8.0 $8.0 $8.0 Series C $500.0 $7.1 $7.1 $7.1 Series D $350.0 $5.0 $5.0 $5.0 Series E $400.0 $— $6.5 $4.5 Total $41.9 $26.6 $24.6 2Q21 - 4Q21 projected preferred stock expense ($ in millions) • Series A shares were redeemed on June 15, 2021 at par; upon redemption, $13M of related issuance costs was recorded as a reduction to net income available to common shareholders through preferred expense. • The 3Q dividend for Series E will include a long first dividend period to include accrual since settlement on May 4, 2021. The 4Q dividend reflects the expected quarterly run- rate.

34 Significant protection • The combined loss absorbing protection from capital, allowance coverage, and accumulated other comprehensive income(1) is among the highest in the peer set. ◦ Regions’ coverage equates to roughly 13.1% of RWA vs. the peer median of 11.9%. • AOCI reflective of implied stability provided by hedging efforts; a meaningful driver of capital accretion. 2Q21 CET1 + Additional Loss Absorbency(1)(2) % of RWA 13.29% 13.25% 13.14% 12.59% 12.55% 12.21% 12.03% 11.80% 11.74% 11.70% 11.66% 11.63% 11.27% 11.16% 10.37% 10.98% 10.37% 11.33% 10.72% 10.10% 9.98% 10.28% 10.28% 9.89% 10.39% 10.20% 9.91% 9.75% 1.53% 1.75% 1.56% 0.95% 1.56% 1.64% 1.84% 1.44% 1.40% 1.65% 1.01% 1.43% 1.03% 1.30% 1.39% 0.52% 1.21% 0.31% 0.27% 0.47% 0.21% 0.08% 0.06% 0.16% 0.26% —% 0.33% 0.11% Peer #1 Peer #2 RF Peer #3 Peer #4 Peer #5 Peer #6 Peer #7 Peer #8 Peer #9 Peer #10 Peer #11 Peer #12 Peer #13 (1) AOCI (AFS/CF Hedges only), CET1 and ACL as of 2Q21. (2) Source: SNL Financial, SEC Reporting, Peer Disclosures. Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION. CET1 ACL AOCI: AFS/CF Hedges

Optimizing capital while continuing to invest

GENERATING Consistent Sustainable Long-term Performance

Investments

Talent and Technology

- Expansion in priority growth markets
- Corporate bankers, MLOs, Wealth Advisors
- System enhancements and new technology
- Data and analytics

Investments have been supported in part by income generated from hedging strategy.

Corporate Bank

- Acquired Ascentium Capital April 1, 2020; largest independent equip. finance lender in the U.S.
- Acquired First Sterling in 2016; a leading national syndicator of investment funds benefiting from Low Income Housing Tax Credits
- Acquired BlackArch Partners in 2015; a middle-market investment bank specializing in M&A advisory services

Consumer Bank

- Announced EnerBank USA acquisition (expected close 10/1/2021); top 5 home improvement point of sale lender
- Active in reviewing MSR bulk purchases
- Two significant MSR flow-deal arrangements

Wealth Management

- Acquired Highland Associates in 2019; a leading institutional investment firm to NFP healthcare entities and mission-based organizations

Capital Optimization

Corporate/Commercial

- Stood up loan sales and trading desk; supports active portfolio management
- Return optimization managed through the Capital Commitments Working Group
- Continuous improvements to risk-adjusted returns & capital allocation models

Indirect

- ~$6.4B of strategic runoff in process
  - Third-party originated auto runoff of ~$2.0B starting in 2016
  - Dealer Financial Services auto portfolio runoff of ~$2.4B starting in early 2019
  - GSKY unsecured consumer loans runoff of ~$2.0B starting in Dec 2019

Regions Insurance Group

- Sold in July 2018; redeployed capital generated to shareholders

Regions has made challenging decisions in order to optimize the balance sheet: improving capital allocation by divesting low risk-adjusted return businesses, all while making revenue enhancing investments.

REGIONS 35

36 $0 $0 $1,000 $100 $900 $800 — — 1,000 750 300 500 HoldCo Senior Notes Bank Senior Notes HoldCo Subordinated Notes Bank Subordinated Notes 2021 2022 2023 2024 2025 2037 Regions unsecured debt and credit ratings profile • Unsecured wholesale debt footprint represents just 1.8% of 6/30/2021 assets with Holding Company and Bank unsecured debt making up 1.5% and 0.3% of 6/30/2021 assets, respectively • In 3Q21, Regions issued $650 million of new 1.8% holding company senior notes due in 2028 and announced the redemption of $1.0 billion of 3.8% holding company senior notes due in 2023 Moody's S&P Fitch Regions Financial Corporation Senior Unsecured Debt Baa2 BBB+ BBB+ Subordinated Debt Baa2 BBB BBB Regions Bank Senior Unsecured Debt Baa2 A- BBB+ Subordinated Debt Baa2 BBB+ BBB Outlook Stable Stable Positive Debt maturity profile(1) Select credit ratings ($ in millions) (1) As of 6/30/2021.

Empowered by innovation & data

GENERATING **Consistent Sustainable Long-term Performance**

Expanding Influence of Data & Personalization

REGIONS 360® Efforts

Omnichannel view of customers for a **"You Know Me & Value Me"** experience

Regions Client IQ (RCLIQ) and WealthIQ delivering 'needs based' engagement resulting in significant corporate and wealth management revenue

ROSIE

Personalized offering of products and services to anticipate customer needs

rVoiCe

Accelerating digital transformation through customer feedback



Platform Modernization

Deposit & Lending Modernization

Modernization of the Bank's Core Systems **to enable product and service innovation**

New Fulfillment & Servicing Platforms for Real Estate Loans

Path to **omnichannel experience**

Centralization of Data/Modernization

Leveraging modern **Big Data Platforms**

New Wealth Relationship Platform

Regions Bridge provides a single client relationship view to better serve customers



Enhanced Fraud Analytics
Machine learning models to detect and prevent fraud and enable analytics for proactive customer protection

BSA/AML Enhanced Due Diligence
Delivering graph-based network visualization capabilities for Anti-Money Laundering customer entities

Cloud Center of Excellence
Enabling new services, cloud native development, and disaster recovery as a service

Data Protection
Cloud and network data protection, along with data labeling

Established Data Governance
Unification of data architecture, data assets, and data catalog

Modernizing Technology Practices
Shift to DevSecOps and increasing usage of Agile principles

REGIONS | 37

Differentiating through Customer Experience

GENERATING Consistent Sustainable Long-term Performance

Digital Acceleration



REGIONS
Digital Users up
9% in Q2 2021
compared to Q2 2020
New Mobile Chat functionality
70% customer satisfaction

Mobile Enhancements
4.8 iOS App Rating New Mobile features include Chat functionality, Mobile Statements, Zelle Two-Way SMS Authentication, FICO Score

Increase in Digital Sales
23% increase in Digital Sales in Q2 2021 compared to Q2 2020

Zelle
75% increase in Zelle transactions in Q2 2021 compared to Q2 2020

Innovating Operations

Regions Secure Messaging
81% Customer Satisfaction Rating



REGIONS
May I Help You?

Automated Interactions
84% average containment rate

Account Solutions Self-Service Portal
Enabling an improved customer experience and reduced losses

Authentication Improvements
New Fraud Origination Engine, Transmit Security, Device Authentication, PinDrop, ThreatMetrix, Multi-Factor Authentication, Two-Way SMS

eSignature Expansion
Expanded eSignature across 18 additional business groups with a 30% reduction in account creation time; Streamlined electronic storage of loan documents

Faster & More Transparent Payments
Providing more transparent and efficient posting and settlement processes; Enabling faster payment options through Real Time Payments

Expansion of Customer Interaction Points
Increased omnichannel offerings include: Reggie Enhancements (Virtual Banker), Virtual Teller Machines, Online Banking and Mobile Secure Messaging, Video Banking, Courtesy Callback



- #2 in 2021 Overall Satisfaction
- #1 in Online Banking for 2 consecutive years (2021, 2020)
- #1 in 2021 Retail Banking Study - ATMs
- #4 in 2021 Retail Banking Study - Contact Center
- #2 in 2020 Customer Satisfaction - Mobile Banking
- #1 in 2020 U.S. Credit Card Satisfaction Study
- #2 in 2020 Primary Mortgage Servicer Satisfaction Study

REGIONS 38

39 System Maintenance New Technology Cybersecurity / Risk Management Continue to invest for the future 48%42% 10% • Regions remains competitive by reserving ~10-11% of revenue for Technology Spend. • Past investment on innovation and strategy provided a firm, resilient foundation for addressing changes in customer needs. • Along with continuous innovation, we are making investments into modernizing our infrastructure and data. As we start taking advantage of AI and the scale modern technologies have to offer, our technology spend will be linear or proportional to revenue growth. • Deposit & Lending Modernization will take a staggered approach to the transformation. Modernization efforts began in 2021 with runway through 2027 to complete the overall program. • Investments over the last 4 years to modernize the customer experience and transform the technology operating model allow system modernization to be prioritized for new technology spend.

40 1.31 2.03 2.28 2Q20 1Q21 2Q21 285 311 280 138 141 118 147 170 161 2Q20 1Q21 2Q21 2.8 3.0 3.1 2Q20 1Q21 2Q21 Mobile Banking Log-Ins 1.95 2.13 2.21 2Q20 1Q21 2Q21 19% 21% 21% 32% 32% 32% 49% 47% 46% 2Q20 1Q21 2Q21 70.2 82.4 86.4 61.0 72.0 73.9 2.9 2.9 4.36.3 7.4 8.2 2Q20 1Q21 2Q21 66% 67% 68% 34% 33% 32% 2Q20 1Q21 2Q21 Growth in digital Digital Banking Log-Ins(4) Customer Transactions Deposit Transactions by Channel 9% YoY (Millions) (Millions) Active Digital Banking Users Active Mobile Banking Users (Millions) 13% YoY Online Banking Log-Ins Loans Digital Sales(1) (Accounts in Thousands) Deposits Credit Card Accounts Digital Non-Digital Mobile ATM Branch (1) Digital sales represents accounts opened. (2) Digital transactions represent online and mobile only; Non-digital transactions represent branches, contact centers and ATMs. (3)Transactions represent Consumer customer deposits, transfers, mobile deposits, fee refunds, withdrawals, payments, official checks, transfers, bill payments, and Western Union. Excludes ACH and Debit Card purchases/refunds. (4) Digital Banking platforms experienced elevated login rates since the start of COVID-19, particularly around the timing of stimulus payments and PPP inquiries. (2)(3) Zelle Transactions (Millions) 75% YoY

41Note: Data through 2Q21. Initiatives complete Initiatives to be completed Total number of initiatives Revenue 20 10 30 Organizational efficiency, effectiveness & simplification 25 8 33 Third-party spend reductions 19 10 29 Total initiatives 64 28 92 Continuous improvement initiatives delivering solid results Already Completed 89% Top 5 10% Top 6-10 1% Expense initiativesInitiative tracker • Regions' continuous improvement strategic initiative is focused on making banking easier, driving revenue growth, and improving efficiency and effectiveness • 64 of 92 planned initiatives have been completed through 6/30/2021 • 67% of the total planned initiatives are expense related • 44 of the 64 completed initiatives targeted expenses, reiterating Regions' commitment to focus on what we can control (% represents $ of savings)

42 1.71% 2.68% 2.44% 2.00%1.71% 2.82% 2.57% 2.07% ACL/Loans (incl. PPP) ACL/Loans (excl. PPP) Day 1 2Q20 1Q21 2Q21 $182 $83 $47 50 37 24 132 46 23 0.80% 0.40% 0.23% 2Q20 1Q21 2Q21 $614 $738 $666 395% 280% 253% 2Q20 1Q21 2Q21 NPLs and ACL coverage ratio Asset quality ($ in millions) ($ in millions) ($ in millions) Net charge-offs and ratio NPLs - excluding LHFS ACL/NPLs Consumer net charge-offs Business services net charge-offs Net charge-offs ratio (1) Non-GAAP; see appendix for reconciliation. (2) CECL Day 1 ratio is as of January 1, 2020. • 2Q annualized NCOs at 23bps, a 17bps improvement QoQ reflecting broad-based improvement & recoveries associated with strong collateral values. • Within consumer, home equity, mortgage and auto portfolios experienced net recoveries during the quarter. • $337M benefit to provision resulted in ACL of 2.00% of total loans (2.07%(1) ex-PPP). • NPLs, delinquencies and criticized business loans all improved QoQ. • Further reductions in ACL will depend on continued evaluation of residual risks in the economy. • Expect full-year 2021 net charge-offs to range from 25 to 35bps. ACL to loans ratio (2) (1)

43 Changes in Portfolio Risk & Balances $2,068 $(47) $(265) $(72) $1,684 Allowance for credit losses waterfall Changes in Economic Outlook & Adjustments Net Charge- Offs 6/30/2021 • 2Q ending allowance decreased $384M due to continued improvement in the economic outlook and expectations of improving credit performance in certain sectors / clients. • The benefits of the improving economic outlook were partially offset by elevated levels of imprecision due to continued uncertainty regarding the timing of full economic recovery. QoQ highlights ($ in millions) 3/31/2021

44 Pre-R&S period 2Q2021 3Q2021 4Q2021 1Q2022 2Q2022 3Q2022 4Q2022 1Q2023 2Q2023 Real GDP, annualized % change 6.8% 6.1% 6.2% 5.1% 3.4% 3.0% 2.3% 2.3% 2.1 % Unemployment rate 5.8% 5.2% 4.9% 4.6% 4.4% 4.2% 4.0% 3.9% 3.8 % HPI, year-over-year % change 13.6% 12.6% 9.7% 6.9% 3.7% 2.8% 3.1% 3.3% 3.4 % S&P 500 4,171 4,230 4,247 4,273 4,303 4,329 4,349 4,381 4,411 Base R&S economic outlook (as of June 2021) • Economic forecasts represent Regions’ internal outlook for the economy over the reasonable & supportable forecast period. • Given improvements in the economic outlook, management considered alternative analytics to support qualitative additions to the modeled results to reflect continued risk and uncertainty in certain portfolios.

45 As of 6/30/21 As of 12/31/20 (in millions) Loan Balance ACL ACL/Loans Loan Balance ACL ACL/Loans C&I $42,628 $756 1.77% $42,870 $1,027 2.40 % CRE-OO mortgage 5,381 150 2.79% 5,405 242 4.47 % CRE-OO construction 245 13 5.37% 300 24 7.98 % Total commercial $48,254 $919 1.90% $48,575 $1,293 2.66 % IRE mortgage 5,449 85 1.57% 5,394 167 3.10 % IRE construction 1,799 19 1.03% 1,869 30 1.58 % Total IRE $7,248 $104 1.43% $7,263 $197 2.71 % Residential first mortgage 17,051 130 0.76% 16,575 155 0.94 % Home equity lines 4,057 104 2.56% 4,539 122 2.69 % Home equity loans 2,588 32 1.23% 2,713 33 1.23 % Indirect-vehicles 621 8 1.27% 934 19 2.04 % Indirect-other consumer 2,157 183 8.50% 2,431 241 9.92 % Consumer credit card 1,131 130 11.46% 1,213 161 13.30 % Other consumer 967 74 7.66% 1,023 72 7.01 % Total consumer $28,572 $661 2.31% $29,428 $803 2.73 % Total $84,074 $1,684 2.00% $85,266 $2,293 2.69 % Government guaranteed PPP loans 2,948 3 0.10% 3,624 1 — Total, excluding PPP loans(1) $81,126 $1,681 2.07% $81,642 $2,292 2.81 % Allowance allocation (1) Non-GAAP; see appendix for reconciliation. Note - All PPP loans are included in C&I. Excluding PPP loans from that category would increase the ACL ratio for C&I loans to 1.90%.

46 • Proactive, frequent customer dialogue • Closely monitoring most vulnerable customers • Monitoring ratings migration Bottom up review informs and narrows COVID-19 high-risk industry sectors (as of June 30, 2021) C&I Portfolio BAL$(1) % of BAL$ Utilization Rate(2) % Criticized Energy – Oil & Gas Extraction, Oilfield Services, Coal $1.02b 1.2% 50% 27% Consumer Services & Travel – Amusement, Arts and Recreation, Charter Bus Industry, Taxi & Limousine Service $0.62b 0.7% 77% 8% Retail (non-essential) – Clothing, Miscellaneous Store Retailers $0.21b 0.3% 46% 4% Restaurants – Full Service $0.56b 0.7% 67% 51% Total C&I high-risk industry sectors $2.41b 2.9% 58% 26% CRE related exposures including unsecured C&I BAL$(1) % of BAL$ Utilization Rate(2) % Criticized IRE Hotels – Full service, limited service, extended stay $0.30b 0.4% 96% 95% Total CRE-related high-risk industry sectors $0.30b 0.4% 96% 95% Total $2.71b (1) Amounts exclude PPP Loans, Operating Leases and Held For Sale exposure. (2) Borrowing Base Adjusted Commitments, excludes PPP, Operating Leases and Loans Held For Sale. Ongoing Portfolio Surveillance

47 $3.36 $0.22 $(0.20) $(0.22) $(0.45) $2.71 COVID-19 high-risk industry sectors waterfall ($ in billions) Removal of Specifically Identified Assets • COVID high-risk industries are continuously refined to those exhibiting higher levels of stress due to COVID impact. • Previous specifically identified at-risk assets were removed from the methodology. • Several sub-sectors were removed, including but not limited to: ◦ Offices of Physicians in Healthcare ◦ Personal Care Services in Consumer Services & Travel • Several sub-sectors were added, including but not limited to: ◦ Miscellaneous Store Retailers in C&I Retail (non-essential) ◦ Coal in Energy ◦ Taxi & Limousine Service in Consumer Services & Travel QoQ highlights 3/31/2021 High-Risk Balances Other Activity(1) 6/30/2021 High-Risk Balances (1) Other activity includes payments, charge-offs, new loans, moves to held for sale and NAICs changes. Sector Deletions Sector Additions

Commercial & IRE loans

Pending Review
GENERATING
Consistent Sustainable
Long-term Performance

As of 6/30/21			
($ in millions)	Total Commitments	Outstanding Balances	% Utilization
Administrative, Support, Waste & Repair	$2,548	$1,531	60%
Agriculture	650	358	55%
Educational Services	3,947	2,841	72%
Energy - Oil, Gas & Coal	4,004	1,665	42%
Financial Services	10,027	4,649	46%
Government & Public Sector	3,237	2,761	85%
Healthcare	6,262	3,760	60%
Information	2,979	1,900	64%
Professional, Scientific & Technical Services	3,838	2,368	62%
Real Estate	15,263	7,261	48%
Religious, Leisure, Personal & Non-Profit Services	2,736	1,998	73%
Restaurant, Accommodation & Lodging	2,410	1,946	81%
Retail Trade	4,738	2,589	55%
Transportation & Warehousing	4,295	2,853	66%
Utilities	4,843	2,058	42%
Wholesale	6,389	3,246	51%
Manufacturing	9,006	4,496	50%
Other(1)	373	(26)	N/A
Total Commercial	$87,545	$48,254	55%
Land	$138	$100	72%
Single-Family/Condo	1,638	694	42%
Hotel	309	297	96%
Industrial	902	705	78%
Office	2,100	1,879	89%
Retail	673	635	94%
Multi-Family	3,269	2,106	64%
Other(1)	1,213	832	69%
Total Investor Real Estate	$10,242	$7,248	71%

- The outstanding balance for Real Estate within the Commercial section reflects $2,296M of Real Estate Services & Construction loans as well as $4,966M of combined CRE-Unsecured which includes REITs:
  - Hotel REITs total $511M in balances with $709M in commitments
  - Retail REITs total $973M in balances with $2,612M in commitments
- Commitments to make commitments are not included
- Utilization % presented incorporates all loan structures in the portfolio; utilization on revolving line structures was ~39.6% at 6/30/2021

(1) Contains balances related to non-classifiable and invalid business industry codes offset by payments in process and fee accounts that are not available at the loan level.

REGIONS 48

Energy lending

GENERATING Consistent Sustainable Long-term Performance

($ in millions)	# of Clients [1]	Total Commitments	Outstanding Balances	% Utilization	$ Criticized	% Criticized
	As of 6/30/21					
Oilfield services and supply (OFS)[2]	144	$426	$275	65%	$24	9%
Exploration and production (E&P)[2]	96	1,315	724	55%	247	34%
Midstream	25	1,574	568	36%	97	17%
Downstream	11	388	63	16%	33	52%
Other[3]	6	287	21	7%	—	—%
PPP Loans	120	14	14	100%	-	—%
Total direct	402	$4,004	$1,665	42%	$401	24%

Key Points:

- Energy commitments and outstandings reduced by 7% and 24%, respectively, since 2Q2020
- Includes $1.01B in COVID-19 high-risk industry sectors for June 30, 2021
- No leveraged loans within the direct energy related balances

Areas for Optimism:

- While oil prices have rebounded with consumer demand, they remain vulnerable to COVID-19 variants and potential shut-downs
- Unseasonably hot weather in the West is driving higher generation needs, which has resulted in natural gas prices above $3.50
- Midstream has performed well to date with nominal risk rating migration and no charge-offs
- Capital markets remain robust and private equity is active in the energy sector
- Average oil hedge position of 70% and 54% of proved developed producing reserves (PDP) for 2021 and 2022, respectively with natural gas hedged at 89% and 70% of PDP for the same periods

REGIONS 49

(1) Represents the number of clients with loan balances outstanding. (2) OFS, E&P, and Coal are designated as COVID-19 high-risk portfolios. (3) Other category is primarily related to Bituminous Coal Mining.

50 $ (M ill io ns ) 1Q2015 2Q2021 E& P Oilfi eld Se rvi ces Midstr ea m Dow nst rea m Othe r PPP Lo an s $0 $300 $600 $900 $1,200 $1,500 Energy lending (continued) Balances by Category Gross Losses *Other Losses include losses to MLP funds as well as losses related to coal. $ (M ill io ns ) $0.0 $28.5 $36.7 $75.1 $33.0 $6.0 $135.9 $10.8 E&P Oilfield Services Midstream Downstream Other* 201 4 201 5 201 6 201 7 201 8 201 9 202 0 202 1 $0 $20 $40 $60 $80 $100 $120 $140 $ (M ill io ns ) Total Commitments Outstanding Balances 2Q 202 0 1Q 202 1 2Q 202 1 $0 $1,000 $2,000 $3,000 $4,000 $5,000 Balance Trend

51 As of 6/30/21 ($ in millions) # of Clients* Total Commitments Outstanding Balances % Utilization $ Criticized % of Outstanding Criticized Quick Service 16,153 $1,265 $1,004 79% $55 5% Casual Dining 27 476 316 66% 256 81% Other 20 144 107 74% 66 62% PPP Loans 2,342 342 342 100% — —% Total Restaurants 18,542 $2,227 $1,769 79% $377 21% Restaurant lending •In Restaurant lending, we are focused on Quick Serve and Fast Casual managed in Commercial Banking •Our exposure to Casual Dining continues to reduce as reflected in the 36% decline in outstandings in that sector compared to YE 2019 •$563M balances of full-service reflect COVID-19 high-risk loans $177M of balances, $183M of commitments, and $2M of gross charge-offs relating primarily to Traveler Accommodations have been excluded from the Restaurant totals and are reflected in the Hotel related exposure. *Represents the number of clients with loan balances outstanding. Key Points: $ (M ill io ns ) $34 $21 $40 $5 Gross Charge-Offs 201 8 201 9 202 0 202 1 Y TD $0 $20 $40 $60

52 As of 6/30/21 ($ in millions) # of Clients* Total Commitments Outstanding Balances % Utilization $ Criticized % of Outstanding Criticized CRE-Unsecured (REITs) 10 $709 $511 72% $345 68% IRE – Mortgage 19 309 297 96% 282 95% IRE – Construction — — — —% — —% Consumer Services 3,718 144 138 96% 6 4% PPP Loans 289 39 39 100% — —% Total Hotel related 4,036 $1,201 $985 82% $633 64% Hotel lending •CRE – Unsecured outstanding balance is comprised of 10 REIT customers •Includes $0.30B in COVID-19 high-risk industry sectors for June 30, 2021 *Represents the number of clients with loan balances outstanding Consumer services represents amounts relating primarily to Traveler Accommodations that have been excluded from the Restaurant totals and are reflected in the Hotel related exposure Key Points:

Commercial retail lending

GENERATING Consistent Sustainable Long-term Performance

As of 6/30/21						
($ in millions)	*# of Clients**	*Total Commitments*	*Outstanding Balances*	*% Utilization*	*$ Criticized*	*% Criticized*
CRE-Unsecured (REITs)	22	$2,612	$973	37%	$0	—%
IRE	131	673	635	94%	76	12%
C&I	26,090	2,626	1,322	50%	12	1%
CRE-OO	821	834	796	95%	18	2%
ABL	20	1,105	298	27%	102	34%
PPP Loans	3,510	173	173	100%	—	—%
Total Retail (1)	**30,594**	**$8,023**	**$4,197**	**52%**	**$208**	**5%**

Key Points:

- Approximately $281M of outstanding balances across REIT and IRE portfolios relate to shopping malls and outlet centers, comprised of ~$181M Class A and ~$100M Class B/C
- Portfolio exposure to REITs specializing in enclosed malls consists of a small number of credits
    - 33% of balances are Investment Grade with low leverage
- CRE-OO portfolio consists primarily of small strip malls and convenience stores and is largely term loans where a higher utilization rate is expected
- IRE and C&I portfolios are widely distributed
    - IRE
        - Largest tenants typically include 'basic needs' anchors
        - With reopening of the retail economy, rent collections have normalized, and 88% of the IRE portfolio is now rated Pass after almost all IRE was downgraded to Criticized at the outset of the Pandemic in 2Q
    - C&I
        - Largest categories include gasoline stations; motor vehicle & parts dealers; furniture, furnishings, electronics & appliances; and building materials, garden equipment & supplies

Securities portfolio includes ~$450 million (net of defeased loans) of post-financial crisis issued AAA rated CMBS with exposure to retail within the diversified collateral pool; protected with 54% credit enhancement (defease adjusted), and losses expected to be de minimis in severely adverse scenario; portfolio also includes ~$107 million in retail related high quality, investment grade corporate bonds
(1) Does not include $94 million of retail related held for sale and operating leases. *Represents the number of clients with loan balances outstanding.

REGIONS 53

54 14% 13% 11% 9%8% 8% 8% 8% 21% Healthcare 14% Real Estate 13% Transportation & Warehousing 11% Professional, Scientific & Technical Services 9% Restaurant, Accommodation & Lodging 8% Retail Trade 8% Administrative, Support, Waste & Repair 8% Manufacturing 8% Other 21% (Portfolios <8% of total) 28% 10% 9%7% 7% 38% Florida 28% Alabama 10% Tennessee 9% Texas 8% Georgia 7% Other 38% (States <6% of total) Balances by Industry Loans to Small Business and Small Farms (outstanding balances as of June 30, 2021) Loans to Small Business and Small Farms are defined consistent with the RC-C, Part II Call Report Instructions Does not include $0.8M of HFS • Loans to Small Businesses are loans with original amounts of $1 million or less while Loans to Small Farms are loans with original amounts of $500 thousand or less • Includes $2.2B of the $5.1B SBA loans (including PPP) Portfolio Characteristics $7.4B Balances by State $7.4B

55 Consumer lending portfolio statistics Residential Mortgage • Avg. origination FICO 750 • Current LTV 58% • 97% owner occupied Home Equity • Avg. origination FICO 754 • Current LTV 40% • Only $25.5M of resets through 2021 • 70% of portfolio is 1st lien • Avg. loan size $33,453 Other Consumer Unsecured • Avg. origination FICO 739 • Avg. new loan $8,896 Consumer Third Party Lending • Avg. origination FICO 754 • Avg. new line $28,984 • 46% home improvement loans • 2Q21 Yield 7.27% • 2Q21 QTD NCO 2.54% Consumer Credit Card • Avg. origination FICO 776 • Avg. new line $5,289 • 2Q21 Yield 12.13% • 2Q21 QTD NCO 3.17% 4% 5% 4% 6% 10% 7% 9% 17% 10% 79% 64% 76% 2% 4% 3% Cons R/E secured Cons non-R/E secured Total consumer Not Available Above 720 620-680 Below 620 681-720 Consumer FICO Scores(1) (1) Refreshed FICO scores as of 6/30/2021.

2021 expectations

GENERATING Consistent Sustainable Long-term Performance

Category	FY 2021 Expectations
Total Adjusted Revenue (from adjusted 2020 of $6,206)(1)(2)	Stable to up modestly (dependent on timing & amount of PPP forgiveness)
Adjusted Non-Interest Expense (from adjusted 2020 of $3,541)(1)(2)	Stable to up modestly
Adjusted Average Loans (from adjusted 2020 of $82,070)(1)(2)(3)	Down low single digits
Adjusted Ending Loans (from adjusted 2020 of $79,846)(1)(2)(3)	Up low single digits
Net charge-offs / average loans	25-35 bps
Effective tax rate	22-23%

- Impacts from pending EnerBank USA acquisition are not considered in these expectations.
- All necessary approvals have been obtained; EnerBank transaction expected to close October 1st.

(1) Non-GAAP, see appendix for reconciliation. (2) The reconciliation with respect to forward-looking non-GAAP measures is expected to be consistent with actual non-GAAP reconciliations included in the attached appendix or in previous filings with the SEC. (3) Adjusted ending and average 2020 loans were revised in 2Q21 to remove impact of $239M of C&I loans moved to HFS on 12/31/2020 and then moved back to HFI on 6/1/2021.

REGIONS 56

57 2018 ESG - Environmental Launched Solar Tax Equity Finance Team Began publicly issuing a Corporate Sustainability Report Expanded Asset Management offerings to include ESG- focused products Adopted an Environmental Sustainability Policy Statement and two environmental goals: Reduce Scope 1 and Scope 2 greenhouse gas emissions by 30% and reduce energy use by 30%, each by 2023 Released first GRI Content Index Issued first response to CDP's Climate Change Questionnaire Became a Ceres Company Network Member Released first SASB Disclosure Released first integrated Annual Review & ESG Report Launched comprehensive online ESG Resource Center Released first stand- alone TCFD Report Reached 2023 Scope 1 and Scope 2 greenhouse gas emissions reduction goal Announced new Scope 1 and Scope 2 greenhouse gas emissions reduction goal: Reduce gross location-based emissions by 50% by the end of 2030 Obtained external assurance for 2020 greenhouse gas emissions inventory Regions' Climate Commitment Regions acknowledges the climate challenges that face our planet and is committed to both further reducing our environmental footprint and exploring new ways to support our customers and third parties in their own efforts to enact similar change. 2016 2017 2019 2020 2021

ESG - Social

GENERATING Consistent Sustainable Long-term Performance

Our mission at Regions is to achieve superior economic value for our shareholders over time by making life better for our **customers**, our **associates** and our **communities** and creating shared value as we help them meet their financial goals and aspirations. We do this by providing competitive financial products, excellent service and trusted financial advice.

Customers

- Regions360® approach
- Bank Your Way
- Regions Now Banking®
- Fair and responsible banking
- Digital and online banking channels

Associates

- Diversity, Equity and Inclusion commitments established
- Cultivating a more inclusive work environment
- Support for the physical and mental health and well-being of associates
- Talent management development opportunities

Communities

- $6.1 billion in community development[1]
- $29.4 million in philanthropic and community giving[1]
- Regions Bank and its associates and Regions Foundation® together donated:
  - $7.7 million to more than 130 United Way chapters[1]
  - $5.3 million to over 340 organizations for COVID-19 relief[1]
- 130,000 financial wellness workshops led by Regions associates[1]
- Regions Community Development Corporation, established in 2020, serves as a catalyst to help revitalize communities and improve the lives of economically disadvantaged families in the Regions footprint

During the pandemic

Regions has been dedicated to prioritizing the health and safety of **customers** and **associates** by:

- Physically adapting our facilities with appropriate sanitation equipment, enhancing HVAC filtration and installing Needlepoint Bipolar Ionization technology in 20 facilities
- Equipping associates with face masks and hand sanitizer, and increasing sanitizing procedures in large corporate and operation centers

(1) As of December 31, 2020.

REGIONS 58

ESG - Governance

GENERATING **Consistent** **Sustainable** **Long-term Performance**

COVID-19
Board oversight of Regions' response

43
Board and Committee meetings in 2020

98% attendance by Directors

As we emerge from a year of enormous challenges, we stand by our commitment to creating shared value: Our shareholders benefit when we do what is right for our customers, associates, and communities so that together we can make life better.

We consider proper shareholder engagement to be a continuous relationship throughout the year, with both Directors and management, through in-person meetings, phone calls, email updates, public disclosures, and presentations to and discussions with the Board. Engaging with our shareholders and soliciting their points of view are critical to providing long-term value to all of the Company's stakeholders.

Year-Round Engagement with institutional shareholders

Specific components of Regions' **ESG-related policies, practices, and disclosures** are overseen by our Board through its four standing committees:

- NCG Committee
- Audit Committee
- CHR Committee
- Risk Committee

0 Overboarded Directors
Under ISS' and Glass Lewis' Guidelines and market standards(1)

69%
Directors that have been on the Board for 10 or fewer years(1)

46%
Board Diversity
Includes gender, race/ ethnicity and sexual orientation(1)

72
Mandatory Director retirement age (subject to rare exceptions)(1)

92%
Director independence, including independent Chair of the Board(1)

50%
Standing committees chaired by a diverse Director(1)

Our Corporate Governance Principles affirm that the Board will seek members from diverse professional and demographic backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure that the Board maintains an appropriate mix of skills and characteristics to meet the needs of the Company.

The following documents are available at ir.regions.com/governance:

- Corporate Governance Principles
- Board Committee Charters
- By-Laws
- Code of Ethics for Senior Financial Officers
- Code of Business Conduct & Ethics

ESG-Focused

- Environmental Sustainability Policy Statement & Goals
- Human Rights Statement
- Supplier Code of Conduct

See also the list of ESG Disclosures on the next slide.

(1) As of July 20, 2021.

REGIONS | 59

60 ESG - Recognitions and resources MSCI State Street Global Advisors S&P Global Sustainalytics AA ESG Rating 63 R-Factor Score S&P 500 ESG Index Low-Risk ESG Risk Rating Human Rights Campaign JUST Capital JUST Capital Disability Equality Index FTSE Russell 100 Score in 2021 Corporate Equality Index 2021 JUST 100 Top 100 Companies Supporting Healthy Families and Communities 2021 Best Place To Work FTSE4Good Index Series Suite of ESG Disclosures • Annual Review & ESG Report • TCFD Report • GRI Content Index • CDP Climate Change Questionnaire Response • SASB Disclosure • Community Engagement Report All resources available through our ESG Resource Center accessible at ir.regions.com/governance

Making banking easier

Providing transparency, simplicity and speed into how accounts work

GENERATING Consistent Sustainable Long-term Performance

Improved Visibility and Transparency

Expanded Alert Capabilities
- Balance alerts based on available balance
- Transaction alerts providing information in near real-time
- Automated email alerts for notification of overdraft as well as overdraft protection transfers
- 15% increase in alert subscriptions since April 28th

Enhanced Views in Digital Channels
- Projected Available Balance that shows how much is expected to be available after nightly posting
- Clearer descriptions for pending transactions
- Addition of hold expiration dates
- New and refreshed hover box definitions for balances

Intraday visibility of checks cleared
- Applies to personal Regions accounts

Enhanced Product Features

Simplified Transaction Posting Order
- Credits will continue to post first, consistent with prior practices
- Debits posted after credits, generally in the time order received

Limiting Fees
- Lowered daily overdraft/non-sufficient fund fee caps for personal accounts
- Added daily overdraft/non-sufficient fund fee caps for small businesses accounts
- Reduced overdraft protection transfer fees

Customer Education Tools
- Video series titled "Just a Minute" explaining how and when transactions are processed and tools to help manage finances
- Developed central hub on public facing Regions.com website providing information around changes
- Robust proactive customer and associate communication and training across channels around changes and enhancements

New Product - Coming Soon

New Checking Account Product - Coming Soon
- Product developed to standards provided by Bank On with certification expected to occur prior to launch
- No Overdraft, Non-sufficient Funds or Overdraft protection transfer fees
- Low monthly fee
- Regions Visa CheckCard with CashBack rewards
- Online & Mobile Banking with online bill pay
- Unlimited check writing capability
- Free LifeGreen Savings Account with savings bonus
- Expected to launch in 3Q 2021

REGIONS 61

LIBOR Transition

Readiness & the Path Forward

GENERATING Consistent Sustainable Long-term Performance

Key Considerations

Despite a relatively short timeline until banks can no longer originate LIBOR-linked financial products, uncertainty remains around the market's direction for alternative rates. Regions is preparing for multiple outcomes and navigating the transition to a multi-rate environment.

Financial Considerations: Regions' primary financial objective is to transition in a fair and transparent manner. Regions is assessing the guidance provided by the FASB, IRS, and regulatory authorities to ensure that all financial implications are considered.

Operational Considerations: Regions has implemented certain SOFR conventions into its systems and is operationally ready to offer the Bloomberg Short-Term Bank Yield Index ("BSBY"). Regions is preparing to operationalize multiple alternative rates in anticipation of market and client demand.

Strategic/Competitive Considerations: Other financial institutions have signaled a desire to lend or issue debt linked to non-SOFR alternatives. For commercial lending, Regions is prepared to participate in deals that reference BSBY and is monitoring industry developments around other credit sensitive rates.

Financial Considerations & Potential Impact

- Balance Sheet/ Earnings Performance
- Accounting/Tax
- Balance Sheet Hedges/ Client Derivatives
- Loan Pricing
- Commercial/ Consumer Preference

- **Balance Sheet Hedges:** Developments on hedge accounting are being closely monitored.
- **Market Activity:** Derivatives markets have been slow to adopt SOFR, and markets for BSBY/AMERIBOR remain limited. Interest rate risk management tools are an important consideration for both Regions and its clients.
- **Asset/Liability Management:** While Regions controls the transition of certain portions of the balance sheet (e.g., bilateral loans), others will be driven by market dynamics (e.g., debt, securities).
- **Tax Implications:** Some uncertainty remains on safe harbors for tax treatment. IRS developments are being closely followed.

Regions' Approach & Timeline

- Q4 2020: Mortgage ARMs are originated on SOFR and Deposits linked to LIBOR are transitioned to a new benchmark
- Implemented Simple SOFR loan functionality for all systems. First SOFR loans and derivatives extended.

June 2021

- Operational readiness for all SOFR and BSBY conventions and other emerging alternative rates; Continue internal and external education efforts related to all alternative rates
- Late Q3: Cease originations linked to LIBOR

Dec 2021

- Industry cutoff of LIBOR originations and renewals
- Begin proactively transitioning clients to alternative reference rates
- Navigate emergence of a multi-rate environment through the transition of the balance sheet and associated hedges

Dec 2022

- Begin to operationalize contractual LIBOR fallback provisions

June 2023

LIBOR Cessation

REGIONS 62

EnerBank USA acquisition

Approvals finalized; expected close 10/1/2021

GENERATING
Consistent Sustainable
Long-term Performance

Company Overview

- Headquartered in Salt Lake City, UT, EnerBank USA originates prime and super-prime home improvement point-of-sale loans through a national network of contractors
- **A top 5 originator** in the home improvement point-of-sale space, one of the **fastest growing** segments in consumer lending
- Experienced and tenured management team with **nearly 20-year track record** operating in a regulated bank environment
- EnerBank is owned by CMS Energy, a Michigan-based energy company
    - Non-core business for CMS

Notable Company Metrics (as of March 31, 2021)	
Contractor Network	10,000+
Loan Balances[2]	~$2.8B
Average Customer FICO	~763
Average Annual Net Losses	<1.5%
Gross Loan Effective Yield[3]	~9%
Yield of acquired loans after marking to fair value[3]	~6-7%
Deposit Cost[4]	~1.5%
Efficiency Ratio	<40%

Portfolio Overview

LTM Originations Heat Map[1]


1%
3%
2%
2%
1%
3%
4%
1%
3%
1%
1%
1%
4%
18%
1%
11%

~55% of LTM originations in Regions retail footprint

Top Home Improvement Projects Financed



Pools

HVAC

Solar

Roofing & Siding

Windows & Doors

(1) LTM as of March 31, 2021; (2) Loan size is on average $14,000 with weighted average life of ~3 years; (3) On average, 6-7% of the loan yield is paid by the consumer, 2-3% is paid by the contractor; contractor discount of acquired loans are recognized at purchase as part of fair value mark; new originations will yield ~9% (4) $2.7B of outstanding non-transaction deposits; WAL of deposits is ~2 years; Regions will replace EnerBank's funding base over time

REGIONS 63

EnerBank USA acquisition

Approvals finalized; expected close 10/1/2021

GENERATING Consistent Sustainable Long-term Performance

Home Improvement Point-of-Sale Financing Deepens Regions' Commitment to Being the Premier Lender to Homeowners

Regions has been on a multi-year journey investing in products, services and omni-channel origination capabilities central to Mortgage Lending, Mortgage Servicing and Home Equity Lending. As a result of these investments, Regions has continued to gain share through customer growth and deepening existing relationships with over four million households

Home improvement point-of-sale finance complements these investments, extends our suite of home-centric lending products and accelerates our vision to be the premier lender to homeowners

Regions' extensive risk and product experience in home improvement point-of-sale finance, developed through a legacy partnership with a third-party home improvement loan originator, strengthened our interest in permanently adding this capability to the Regions franchise

Other Strategic Benefits

The business generates strong financial returns with proven performance through economic cycles

Fixed-rate loan portfolio diversifies Regions' balance sheet

Strong cultural fit with EnerBank's risk management-oriented leadership team and proven underwriting processes

Significant opportunity to deepen relationships with EnerBank's customers through our traditional banking product suite

Alignment with Inorganic Growth Strategy

EnerBank USA | ascentium CAPITAL | HIGHLAND | BLACKARCH PARTNERS | FIRST STERLING FINANCIAL

The acquisition of EnerBank continues Regions' strategy of acquiring businesses that help deepen relationships with customers by serving more of their needs through new channels, products & capabilities

REGIONS 64

EnerBank USA acquisition

Approvals finalized; expected close 10/1/2021

GENERATING **Consistent Sustainable Long-term Performance**

Proven Performance Through Cycles

Prime/Super-prime focus and well controlled underwriting processes have generated best in class credit metrics through economic cycles

Historical NCOs as a % of Average Loans



NCOs peaked at 2.19% during the 2008 Crisis
Deferrals during COVID peaked around 2%
4.00%
2.00%
—%
'03 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20 '21 (1)

Financial Upside

- Limited cost and no revenue synergies modeled
  - ***Recurring quarterly expenses $35-$40M (including $8-$10M amortization of intangibles)***
- Tangible potential for revenue synergies by deepening consumer and SMB relationships with RF full product set
- Opportunity to deploy current excess liquidity into high growth loan portfolio

Modeling Considerations

Valuation	***($ in millions)***
Purchase Price	$960
Est. Value of Tax Step-Up[2]	$70
Est. Core Business Consideration	$890
Tangible Book Value (TBV)[3]	$318
Fair Value of Net Assets at closing[4][5]	$415 - $445
Returns	
Internal Rate of Return	15%+
ROAA (run-rate)[6]	~2.5%
ROATCE (run-rate)[6]	~25%
Transaction Impacts	
EPS (including PAA[7]) - No foregone share repurchases	**2022**- Accretive, low single digit % **Medium Term**- Accretive, 5%+
EPS (including PAA) - w/ foregone share repurchases	**2022**- Dilutive, low single digit % **Medium Term**- Accretive, low single digit %
Est. TBV Dilution[8]	1-2%
Est. Core NIM (run-rate)[9]	+10-15 bps
Est. Core Efficiency Ratio (run-rate)	-100 bps

(1) 2021 is LTM as of March 31, 2021; (2) Merger of EnerBank into Regions Bank is structured as an asset purchase for tax purposes; Step-up calculated based on current tax rates; (3) Balance as of 3/31/2021; (4) Estimated Fair Value based on current market conditions and excluding impact of Day 2 CECL double-count; (5) Estimated Day 2 CECL double-count is ~$115 million, after-tax; (6) Assumes provision equals charge-offs over time and includes RF cost of funds; (7) PAA - "Purchase Accounting Adjustments"; No foregone share repurchase scenario for illustrative purposes only; (8) Includes CECL double-count and foregone share repurchases to fund transaction; (9) Excludes the impact of PAA

REGIONS 65

EnerBank USA acquisition

Approvals finalized; expected close 10/1/2021

GENERATING Consistent Sustainable Long-term Performance

Home Improvement Finance Market Opportunity[1]



Home Improvement Expenditures:
$506B
8.1% Annual growth from 2018 - 2021
Professional Market(2):
$156B
Top 5 Lenders (including EnerBank):
$14B Originations
~9% Share

Home improvement financing at the point-of-sale is an attractive business with compelling long-term prospects

- **Industry and product are not yet mature** - Highly fragmented industry with EnerBank well-positioned for growth
- **Industry is growing in size** - Top line industry growth and mix shift away from cash and credit cards is expanding the pie
- **Lending economics are strong** - Attractive risk-adjusted yields and returns on capital

Loan Balances[3]



(in billions)
Sustained Growth
$0.5
$0.7
$0.9
$1.2
$1.3
$1.4
$1.9
$2.5
$3.0
'12
'13
'14
'15
'16
'17
'18
'19
'20

Regions estimates balances to grow at low double digit growth rates for the next several years

- Balance growth will continue at robust levels due to increases in annual originations in recent years as well as reductions in the amount of loans sold to third parties
- If EnerBank continues on current path, the portfolio will double within five years
- Material room to run in the market based on current market share

REGIONS 66

(1) Source: American Housing Survey, Bankrate, EnerBank, John Burns Real Estate Consulting. (2) The Professional Market is defined as non-DIY home improvement expenditures, including materials and labor. (3) Source: gross loans per bank Call Reports.

67 APPENDIX

68 Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non- GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management. The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the impact of SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, and any related allowance are excluded from total loans and total allowance which are the denominator and numerator, respectively, used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure. Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non- GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders. Management and the Board of Directors utilize non-GAAP measures as follows: • Preparation of Regions' operating budgets • Monthly financial performance reporting • Monthly close-out reporting of consolidated results (management only) • Presentation to investors of company performance • Metrics for incentive compensation Non-GAAP information

69 Non-GAAP reconciliation: core net interest income and adjusted net interest margin Quarter-ended 6/30/2021 3/31/2021 Net interest income (FTE) (GAAP) $ 975 $ 978 Impact of SBA PPP loans (43) (40) Impact of excess cash (3) (2) Core net interest income (FTE) (non-GAAP) $ 929 $ 936 Net interest margin (FTE) (GAAP) 2.81% 3.02 % Impact of SBA PPP loans (0.05) % (0.04) % Impact of excess cash 0.55% 0.42 % Adjusted net interest margin (FTE) (non-GAAP) 3.31% 3.40 % NM - Not Meaningful

Non-GAAP reconciliation: adjusted average loans

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)	2Q21	1Q21	4Q20	3Q20	2Q20	2Q21 vs. 1Q21		2Q21 vs. 2Q20	
	Average Balances								
Commercial and industrial	$ 43,140	$ 42,816	$ 43,889	$ 46,405	$ 49,296	$ 324	0.8 %	$ (6,156)	(12.5)%
Add: Commercial loans held for sale reclassified to the portfolio	138	231	3	—	—	(93)	(40.3)%	138	NM
Less: SBA PPP Loans	3,901	3,798	4,143	4,558	3,213	103	2.7 %	688	21.4 %
Adjusted commercial and industrial loans (non-GAAP)	**$ 39,377**	**$ 39,249**	**$ 39,749**	**$ 41,847**	**$46,083**	$ 128	0.3 %	$ (6,706)	(14.6)%
Total commercial loans	$ 48,774	$ 48,494	$ 49,597	$ 52,221	$ 55,100	$ 280	0.6 %	$ (6,326)	(11.5)%
Add: Commercial loans held for sale reclassified to the portfolio	138	231	3	—	—	(93)	(40.3)%	138	NM
Less: SBA PPP Loans	3,901	3,798	4,143	4,558	3,213	103	2.7 %	688	21.4 %
Adjusted total commercial loans (non-GAAP)	**$ 45,011**	**$ 44,927**	**$ 45,457**	**$ 47,663**	**$51,887**	$ 84	0.2 %	$ (6,876)	(13.3)%
Total business loans	$ 56,056	$ 55,716	$ 57,045	$ 59,519	$ 62,119	$ 340	0.6 %	$ (6,063)	(9.8)%
Add: Commercial loans held for sale reclassified to the portfolio	138	231	3	—	—	(93)	(40.3)%	138	NM
Less: SBA PPP Loans	3,901	3,798	4,143	4,558	3,213	103	2.7 %	688	21.4 %
Adjusted total business loans (non-GAAP)	**$ 52,293**	**$ 52,149**	**$ 52,905**	**$ 54,961**	**$58,906**	$ 144	0.3 %	$ (6,613)	(11.2)%
Total consumer loans	$ 28,495	$ 29,039	$ 29,619	$ 29,851	$ 29,845	$ (544)	(1.9)%	$ (1,350)	(4.5)%
Less: Indirect—other consumer exit portfolio	909	1,034	1,164	1,318	1,493	(125)	(12.1)%	(584)	(39.1)%
Less: Indirect—vehicles	690	850	1,023	1,223	1,441	(160)	(18.8)%	(751)	(52.1)%
Adjusted total consumer loans (non-GAAP)	**$ 26,896**	$ 27,155	$ 27,432	$ 27,310	$ 26,911	$ (259)	(1.0)%	$ (15)	(0.1)%
Total loans	$ 84,551	$ 84,755	$ 86,664	$ 89,370	$ 91,964	$ (204)	(0.2)%	$ (7,413)	(8.1)%
Add: Commercial loans held for sale reclassified to the portfolio	138	231	3	—	—	(93)	(40.3)%	138	NM
Less: SBA PPP Loans	3,901	3,798	4,143	4,558	3,213	103	2.7 %	688	21.4 %
Less: Indirect—other consumer exit portfolio	909	1,034	1,164	1,318	1,493	(125)	(12.1)%	(584)	(39.1)%
Less: Indirect—vehicles	690	850	1,023	1,223	1,441	(160)	(18.8)%	(751)	(52.1)%
Adjusted total loans (non-GAAP)	**$ 79,189**	**$ 79,304**	**$ 80,337**	**$ 82,271**	**$85,817**	$ (115)	(0.1)%	$ (6,628)	(7.7)%

NM - Not Meaningful

REGIONS 70

71 Non-GAAP reconciliation: adjusted full year average loans Average Balance Tweleve Months Ended ($ amounts in millions) December 31, 2020 Total Loans $ 87,813 Add: Commercial loans held for sale reclassified to the portfolio 1 Less: SBA PPP Loans 2,986 Less: Indirect—other consumer exit portfolio 1,417 Less: Indirect—vehicles 1,341 Adjusted total loans (non-GAAP) $ 82,070 NM - Not Meaningful

Non-GAAP reconciliation: adjusted ending loans

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)	As of 6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	6/30/2021 vs. 3/31/2021		6/30/2021 vs. 6/30/2020	
Commercial and industrial	$ 42,628	$ 43,241	$ 42,870	$ 45,199	$ 47,670	$ (613)	(1.4)%	$ (5,042)	(10.6)%
Add: Commercial loans held for sale reclassified to the portfolio	—	210	239	—	—	(210)	(100.0)%	—	NM
Less: SBA PPP Loans	2,948	4,317	3,624	4,594	4,498	(1,369)	(31.7)%	(1,550)	(34.5)%
Adjusted commercial and industrial loans (non-GAAP)	**$ 39,680**	**$ 39,134**	**$ 39,485**	**$ 40,605**	**$ 43,172**	$ 546	1.4 %	$ (3,492)	(8.1)%
Total commercial loans	**$ 48,254**	$ 48,869	$ 48,575	$ 50,955	$ 53,475	$ (615)	(1.3)%	$ (5,221)	(9.8)%
Add: Commercial loans held for sale reclassified to the portfolio	—	210	239	—	—	(210)	(100.0)%	—	NM
Less: SBA PPP Loans	2,948	4,317	3,624	4,594	4,498	(1,369)	(31.7)%	(1,550)	(34.5)%
Adjusted total commercial loans (non-GAAP)	**$ 45,306**	**$ 44,762**	**$ 45,190**	**$ 46,361**	**$ 48,977**	$ 544	1.2 %	$ (3,671)	(7.5)%
Total business loans	**$ 55,502**	$ 56,091	$ 55,838	$ 58,537	$ 60,604	$ (589)	(1.1)%	$ (5,102)	(8.4)%
Add: Commercial loans held for sale reclassified to the portfolio	—	210	239	—	—	(210)	(100.0)%	—	NM
Less: SBA PPP Loans	2,948	4,317	3,624	4,594	4,498	(1,369)	(31.7)%	(1,550)	(34.5)%
Adjusted total business loans (non-GAAP)	**$ 52,554**	**$ 51,984**	**$ 52,453**	**$ 53,943**	**$ 56,106**	$ 570	1.1 %	$ (3,552)	(6.3)%
Total consumer loans	**$ 28,572**	$ 28,664	$ 29,428	$ 29,822	$ 29,944	$ (92)	(0.3)%	$ (1,372)	(4.6)%
Less: Indirect—other consumer exit portfolio	858	971	1,101	1,240	1,406	(113)	(11.6)%	(548)	(39.0)%
Less: Indirect—vehicles	621	768	934	1,120	1,331	(147)	(19.1)%	(710)	(53.3)%
Adjusted total consumer loans (non-GAAP)	**$ 27,093**	**$ 26,925**	**$ 27,393**	**$ 27,462**	**$ 27,207**	$ 168	0.6 %	$ (114)	(0.4)%
Total loans	**$ 84,074**	$ 84,755	$ 85,266	$ 88,359	$ 90,548	$ (681)	(0.8)%	$ (6,474)	(7.1)%
Add: Commercial loans held for sale reclassified to the portfolio	—	210	239	—	—	(210)	(100.0)%	—	NM
Less: SBA PPP Loans	2,948	4,317	3,624	4,594	4,498	(1,369)	(31.7)%	(1,550)	(34.5)%
Less: Indirect—other consumer exit portfolio	858	971	1,101	1,240	1,406	(113)	(11.6)%	(548)	(39.0)%
Less: Indirect—vehicles	621	768	934	1,120	1,331	(147)	(19.1)%	(710)	(53.3)%
Adjusted ending total loans (non-GAAP)	**$ 79,647**	**$ 78,909**	**$ 79,846**	**$ 81,405**	**$ 83,313**	$ 738	0.9 %	$ (3,666)	(4.4)%

NM - Not Meaningful

REGIONS 72

73 Non-GAAP reconciliation: non-interest expense Year Ended December 31 ($ amounts in millions) 2020 2019 2018 2017 2016 Non-interest expense (GAAP) $ 3,643 $ 3,489 $ 3,570 $ 3,491 $ 3,483 Adjustments: Contribution to Regions Financial Corporation foundation (10) — (60) (40) — Professional, legal and regulatory expenses (7) — — — (3) Branch consolidation, property and equipment charges (31) (25) (11) (22) (58) Expenses associated with residential mortgage loan sale — — (4) — — Loss on early extinguishment of debt (22) (16) — — (14) Salary and employee benefits—severance charges (31) (5) (61) (10) (21) Acquisition Expense (1) — — — — Adjusted non-interest expense (non-GAAP) $ 3,541 $ 3,443 $ 3,434 $ 3,419 $ 3,387

74 Non-GAAP reconciliation: ACL/Loans excluding PPP As of ($ amounts in millions) 6/30/2021 3/31/2021 12/31/2020 9/30/2020 6/30/2020 Total Loans $ 84,074 $ 84,755 $ 85,266 $ 88,359 $ 90,548 Less: SBA PPP Loans 2,948 4,317 3,624 4,594 4,498 Loans excluding PPP, net (non- GAAP) $ 81,126 $ 80,438 $ 81,642 $ 83,765 $ 86,050 ACL at period end $ 1,684 $ 2,068 $ 2,293 $ 2,425 $ 2,425 Less: SBA PPP Loans' ACL $ 3 $ 3 $ 1 $ — $ — ACL excluding PPP Loans' ACL (non-GAAP) $ 1,681 $ 2,065 $ 2,292 $ 2,425 $ 2,425 ACL/Loans excluding PPP, net (non-GAAP) 2.07% 2.57% 2.81% 2.90% 2.82%

Non-GAAP reconciliation: Pre-tax pre-provision income (PPI)

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	2Q21 vs. 1Q21		2Q21 vs. 2Q20	
	Quarter Ended								
Net income (loss) available to common shareholders (GAAP)	$ 748	$ 614	$ 588	$ 501	$ (237)	$ 134	21.8 %	$ 985	415.6 %
Preferred dividends and other (GAAP)[1]	42	28	28	29	23	14	50.0 %	19	82.6 %
Income tax expense (benefit) (GAAP)	231	180	121	104	(47)	51	28.3 %	278	NM
Income (loss) before income taxes (GAAP)	1,021	822	737	634	(261)	199	24.2 %	1,282	491.2 %
Provision for (benefit from) credit losses (GAAP)	(337)	(142)	(38)	113	882	(195)	(137.3)%	(1,219)	(138.2)%
Pre-tax pre-provision income (non-GAAP)	684	680	699	747	621	4	0.6 %	63	10.1 %
Other adjustments:									
Securities (gains) losses, net	(1)	(1)	—	(3)	(1)	—	— %	—	— %
Gains on equity investment	—	(3)	(6)	(44)	—	3	100.0 %	—	NM
Bank-owned life insurance	(18)	—	(25)	—	—	(18)	NM	(18)	NM
Salaries and employee benefits—severance charges	2	3	26	2	2	(1)	(33.3)%	—	— %
Branch consolidation, property and equipment charges	—	5	7	3	10	(5)	(100.0)%	(10)	(100.0)%
Contribution to the Regions Financial Corporation foundation	1	2	10	—	—	(1)	(50.0)%	1	NM
Loss on early extinguishment of debt	—	—	14	2	6	—	NM	(6)	(100.0)%
Professional, legal and regulatory expenses	—	—	—	—	7	—	NM	(7)	(100.0)%
Acquisition expenses	—	—	—	—	1	—	NM	(1)	(100.0)%
Total other adjustments	(16)	6	26	(40)	25	(22)	(366.7)%	(41)	(164.0)%
Adjusted pre-tax pre-provision income (non-GAAP)	$ 668	$ 686	$ 725	$ 707	$ 646	$ (18)	(2.6)%	$ 22	3.4 %

NM - Not Meaningful

(1) The second quarter 2021 amount includes $13 million of Series A preferred stock issuance costs, which reduced net income available to common shareholders when the shares were redeemed during the second quarter of 2021. Management does not consider this $13 million to be indicative of the company's performance and believes excluding it will assist investors in analyzing its results and in predicting future performance.

NM - Not Meaningful

REGIONS 75

Non-GAAP reconciliation: NII, non-interest income/expense, operating leverage and efficiency ratio

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)		Quarter Ended 6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	2Q21 vs. 1Q21		2Q21 vs. 2Q20	
Non-interest expense (GAAP)	A	$ 898	$ 928	$ 987	$ 896	$ 924	$ (30)	(3.2)%	$ (26)	(2.8)%
Adjustments:										
Contribution to the Regions Financial Corporation foundation		(1)	(2)	(10)	—	—	1	50.0	(1)	NM
Branch consolidation, property and equipment charges		—	(5)	(7)	(3)	(10)	5	100.0 %	10	100.0 %
Salary and employee benefits—severance charges		(2)	(3)	(26)	(2)	(2)	1	33.3 %	—	— %
Loss on early extinguishment of debt		—	—	(14)	(2)	(6)	—	NM	6	100.0 %
Professional, legal and regulatory expenses		—	—	—	—	(7)	—	NM	7	100.0 %
Acquisition expenses		—	—	—	—	(1)	—	NM	1	100.0 %
Adjusted non-interest expense (non-GAAP)	B	$ 895	$ 918	$ 930	$ 889	$ 898	$ (23)	(2.5)%	$ (3)	(0.3)%
Net interest income (GAAP)	C	$ 963	$ 967	$ 1,006	$ 988	$ 972	$ (4)	(0.4)%	-9	(0.9)%
Taxable-equivalent adjustment		12	11	11	12	13	1	9.1 %	(1)	(7.7)%
Net interest income, taxable-equivalent basis	D	$ 975	$ 978	$ 1,017	$ 1,000	$ 985	$ (3)	(0.3)%	$ (10)	(1.0)%
Non-interest income (GAAP)	E	619	641	680	655	573	(22)	(3.4)%	46	8.0 %
Adjustments:										
Securities (gains) losses, net		(1)	(1)	—	(3)	(1)	—	— %	—	— %
Gains on equity investment		—	(3)	(6)	(44)	—	3	100.0 %	—	NM
Leveraged lease termination gains		—	—	—	—	—	—	NM	—	NM
Bank-owned life insurance		(18)	—	(25)	—	—	(18)	NM	(18)	NM
Adjusted non-interest income (non-GAAP)	F	$ 600	$ 637	$ 649	$ 608	$ 572	(37)	(5.81)%	28	4.9 %
Total revenue	C+E=G	$ 1,582	$ 1,608	$ 1,686	$ 1,643	$ 1,545	$ (26)	(1.6)%	$ 37	2.4 %
Adjusted total revenue (non-GAAP)	C+F=H	$ 1,563	$ 1,604	$ 1,655	$ 1,596	$ 1,544	$ (41)	(2.6)%	$ 19	1.2 %
Total revenue, taxable-equivalent basis	D+E=I	$ 1,594	$ 1,619	$ 1,697	$ 1,655	$ 1,558	$ (25)	(1.5)%	$ 36	2.3 %
Adjusted total revenue, taxable-equivalent basis (non-GAAP)	D+F=J	$ 1,575	$ 1,615	$ 1,666	$ 1,608	$ 1,557	$ (40)	(2.5)%	$ 18	1.2 %
Efficiency ratio (GAAP)	A/I	56.4 %	57.3 %	58.1 %	54.1 %	59.4 %				
Adjusted efficiency ratio (non-GAAP)	B/J	56.9 %	56.8 %	55.8 %	55.3 %	57.7 %				
Fee income ratio (GAAP)	E/I	38.8 %	39.6 %	40.1 %	39.6 %	36.8 %				
Adjusted fee income ratio (non-GAAP)	F/J	38.1 %	39.4 %	38.9 %	37.8 %	36.8 %				

NM - Not Meaningful

REGIONS 76

77 Forward-Looking Statements This presentation may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below: • Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions. • Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings. • Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity. • The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses, operations, and financial results and conditions. The duration and severity of the ongoing COVID-19 pandemic, which has disrupted the global economy, has and could continue to adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses. The pandemic could also result in goodwill impairment charges and the impairment of other financial and nonfinancial assets, and increase our cost of capital. • Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors. • The effect of changes in tax laws, including the effect of any future interpretations of existing tax law or any enactment of new domestic tax legislation and corporate tax rates, which may impact our earnings, capital ratios and our ability to return capital to shareholders. • Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases. • Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses. • Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities. • Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs. • Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income. • Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are. • Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue. • Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors. • Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the recent change in U.S. presidential administration and control of the U.S. Congress, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. • Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock or other regulatory capital instruments, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders. Forward-looking statements

78 • Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements. • Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted. • The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries. • The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results. • Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business. • Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives. • The risks and uncertainties related to our acquisition or divestiture of businesses, including our pending acquisition of EnerBank and risks related to such acquisition including: the possibility that regulatory and other approvals and conditions are not received or satisfied on a timely basis or at all, or contain unanticipated terms and conditions; delays in closing the proposed transaction; expected synergies, cost savings and other financial or other benefits might not be realized within the expected timeframes or might be less than projected; difficulties in integrating the business; and the inability of Regions to effectively cross-sell products to EnerBank's customers. • The success of our marketing efforts in attracting and retaining customers. • Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time. • Fraud or misconduct by our customers, employees or business partners. • Any inaccurate or incomplete information provided to us by our customers or counterparties. • Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively. • Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms. • The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts. • The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses. • The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change. • Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries. • Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation. • Our ability to achieve our expense management initiatives. • Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans. Forward-looking statements (continued)

79 • Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets. • The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict. • The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. • The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses. • Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders. • Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect. • Other risks identified from time to time in reports that we file with the SEC. • Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated. • The effects of any damage to our reputation resulting from developments related to any of the items identified above. The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2020 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 as filed with the SEC. Further, statements about the potential effects of the COVID-19 pandemic on our businesses, operations, and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the COVID-19 pandemic (including any resurgences), actions taken by governmental authorities in response to the COVID-19 pandemic and their success, the effectiveness and degree of acceptance of any vaccines, and the direct and indirect impact of the COVID-19 pandemic on our customers, third parties and us. The words "future," “anticipates,” "assumes," “intends,” “plans,” “seeks,” “believes,” "predicts," "potential," "objectives," “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” "would," “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law. Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551. Forward-looking statements (continued)

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